                                                                    EXHIBIT 10.6








                            STOCK PURCHASE AGREEMENT


                                  by and among


                                CHOICEPOINT INC.,


                           CHOICEPOINT SERVICES INC.,


                                       and


                                  LABONE, INC.


                           Dated as of August 31, 2001

                                                        TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                 ----


Section 1.        Purchase of Osborn Shares.......................................................................2
         1.1      Transfer of Osborn Shares.......................................................................2
         1.2      Purchase Price..................................................................................2
         1.3      Delivery of Osborn Shares and Payment of Purchase Price.........................................2
         1.4      Working Capital Adjustment......................................................................2

Section 2.        Related Matters.................................................................................4
         2.1      Transfer of Real Property.......................................................................4
         2.2      Transfer of Personal Property and Intellectual Property.........................................4
         2.3      Transfer of CHS Capital Stock...................................................................5
         2.4      Sale of Osborn Canada Shares....................................................................5
         2.5      Transfer of Accounts Receivable; Cooperation with Respect to Accounts Receivable................5
         2.6      Distributions...................................................................................6
         2.7      Transition Services.............................................................................6
         2.8      Further Assurances..............................................................................6

Section 3.        Representations and Warranties of the ChoicePoint Entities......................................6
         3.1      Organization....................................................................................6
         3.2      Authorization...................................................................................7
         3.3      Absence of Restrictions and Conflicts...........................................................7
         3.4      Capitalization..................................................................................8
         3.5      Ownership of Assets and Related Matters.........................................................9
         3.6      Financial Statements...........................................................................11
         3.7      No Undisclosed Liabilities.....................................................................11
         3.8      Absence of Certain Changes.....................................................................11
         3.9      Legal Proceedings..............................................................................13
         3.10     Licenses, Permits, and Compliance with Law.....................................................13
         3.11     Material Contracts.............................................................................15
         3.12     Tax Returns; Taxes.............................................................................16
         3.13     Employees and Independent Contractors; Officers and Directors..................................19
         3.14     ERISA and Related Matters......................................................................20
         3.15     Labor Matters..................................................................................23
         3.16     Insurance......................................................................................24
         3.17     Intellectual Property..........................................................................24
         3.18     Customers......................................................................................24
         3.19     Related Party Agreements and Transactions......................................................25
         3.20     Completeness of Disclosure.....................................................................25
         3.21     Brokers, Finders, and Investment Bankers.......................................................25

Section 4.        Representations and Warranties of the Parent...................................................25
         4.1      Organization...................................................................................25

         4.2      Authorization..................................................................................25
         4.3      Absence of Restrictions and Conflicts..........................................................26
         4.4      Brokers, Finders, and Investment Bankers.......................................................26

Section 5.        Representations and Warranties of LabOne.......................................................26
         5.1      Organization...................................................................................26
         5.2      Authorization..................................................................................27
         5.3      Absence of Restrictions and Conflicts..........................................................27
         5.4      Brokers, Finders, and Investment Bankers.......................................................27
         5.5      Purchase for Investment........................................................................27
         5.6      Litigation.....................................................................................28

Section 6.        Additional Covenants and Agreements............................................................28
         6.1      Access to Information..........................................................................28
         6.2      Consents.......................................................................................29
         6.3      Fees and Expenses..............................................................................29
         6.4      Public Announcements...........................................................................29
         6.5      Employees; Employee Benefits...................................................................30
         6.6      Use of ChoicePoint Corporate Name and Trademarks...............................................31
         6.7      Transition Services Agreement..................................................................32
         6.8      Investigation by LabOne........................................................................32
         6.9      Audit of Osborn Year-End Financial Statements..................................................32
         6.10     Insurance Matters..............................................................................33

Section 7.        Restrictive Covenants..........................................................................33
         7.1      Definitions....................................................................................33
         7.2      Noncompetition.................................................................................34
         7.3      Severability...................................................................................35

Section 8.        Contemporaneous Actions........................................................................35
         8.1      LabOne Documents...............................................................................36
         8.2      Transfers Complete.............................................................................36
         8.3      Third-Party Consents and Notices...............................................................36
         8.4      ChoicePoint Documents..........................................................................37

Section 9.        Survival of Representations and Warranties, Etc.; Indemnification..............................38
         9.1      Survival of Representations, Warranties, Covenants and
                  Agreements; Right to Indemnification not Affected by Knowledge.................................38
         9.2      Indemnification Obligations of the ChoicePoint Entities........................................38
         9.3      Indemnification Obligations of LabOne..........................................................39
         9.4      Indemnification Procedure......................................................................39
         9.5      Claims Period..................................................................................41
         9.6      Threshold Amount; Limitation Amount............................................................42
         9.7      Limitations on Indemnification.................................................................42
         9.8      Exclusive Remedy...............................................................................43

Section 10.       Tax Matters....................................................................................43
         10.1     Preparation and Filing of Tax Returns..........................................................43
         10.2     Payment of Taxes...............................................................................44
         10.3     Tax Sharing Agreements.........................................................................44
         10.4     Carryforwards and Carrybacks...................................................................45
         10.5     Refunds and Credits............................................................................45
         10.6     Tax Cooperation................................................................................45
         10.7     Tax Indemnification............................................................................45
         10.8     Tax Contests...................................................................................47
         10.9     Definitions....................................................................................48

Section 11.       Miscellaneous..................................................................................48
         11.1     Notices........................................................................................48
         11.2     Attachments....................................................................................49
         11.3     Successors in Interest.........................................................................49
         11.4     Number; Gender.................................................................................50
         11.5     Captions.......................................................................................50
         11.6     Knowledge......................................................................................50
         11.7     Controlling Law; Integration; Amendment........................................................50
         11.8     Severability...................................................................................50
         11.9     Counterparts...................................................................................51
         11.10    Enforcement of Certain Rights..................................................................51
         11.11    Injunctive Relief..............................................................................51
         11.12    Submission to Jurisdiction.....................................................................51

                                     ANNEXES


Annex 1 - Current Assets

Annex 2 - Current Liabilities

Annex 3 - Net Working Capital GAAP Exceptions

                            STOCK PURCHASE AGREEMENT



         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the 31st day of August, 2001, is made and entered into by and among CHOICEPOINT INC., a Georgia corporation (the "Parent"), CHOICEPOINT SERVICES INC., a Georgia corporation and wholly owned subsidiary of the Parent ("ChoicePoint" and together with the Parent, each individually, a "ChoicePoint Entity" and collectively, the "ChoicePoint Entities"), and LABONE, INC., a Missouri corporation ("LabOne").

                                  WITNESSETH:

         WHEREAS, ChoicePoint owns all of the issued and outstanding shares of capital stock of Osborn Group Inc., a Delaware corporation ("Osborn");

         WHEREAS, Osborn owns all of the issued and outstanding shares of capital stock of Intellisys, Inc., a Georgia corporation ("Intellisys"), ChoicePoint Health Systems Inc., a Kansas corporation ("CHS"), Applied BioConcepts Inc., a Kansas corporation ("Applied"), and Osborn Laboratories (Canada) Inc., a corporation organized under the Laws (as hereinafter defined) of Canada ("Osborn Canada") (Intellisys, Applied and Osborn Canada (but not CHS) are each hereinafter sometimes referred to individually as an "Osborn Subsidiary" and collectively as the "Osborn Subsidiaries"; Osborn and the Osborn Subsidiaries are each hereinafter sometimes referred to individually as an "Osborn Entity" and collectively as the "Osborn Entities");

         WHEREAS, subject to the terms and conditions of this Agreement, ChoicePoint desires to sell, and LabOne desires to purchase, all of the issued and outstanding shares of capital stock of Osborn (which, except as otherwise provided in this Agreement, will continue to own all of the issued and outstanding shares of capital stock or share capital of each of the Osborn Subsidiaries);

         WHEREAS, prior to the sale and purchase of the issued and outstanding shares of capital stock of Osborn, the parties desire that the Osborn Entities transfer to ChoicePoint or an Affiliate (as hereinafter defined) thereof, and that ChoicePoint transfer to the Osborn Entities, certain assets and liabilities described more particularly herein;

         WHEREAS, immediately prior to the sale and purchase of the issued and outstanding shares of capital stock of Osborn, the parties desire that Osborn sell, and LabOne Canada, Inc. purchase, all of the issued and outstanding share capital of Osborn Canada and that Osborn, in turn, transfer to ChoicePoint the proceeds from the sale of the share capital of Osborn Canada; and

         WHEREAS, in connection with the sale and purchase of the issued and outstanding shares of capital stock of Osborn, LabOne desires to purchase from ChoicePoint, and ChoicePoint desires to provide to LabOne, certain transition services described more particularly herein;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.        PURCHASE OF OSBORN SHARES.

         1.1 Transfer of Osborn Shares. On the terms and subject to the conditions set forth in this Agreement, ChoicePoint hereby sells, assigns, transfers, and delivers to LabOne, and LabOne hereby purchases from ChoicePoint, one (1) share of common stock of Osborn (the "Osborn Shares"), which Osborn Shares constitute all of the issued and outstanding shares of capital stock of Osborn.

         1.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration for all of the Osborn Shares, subject to adjustment pursuant to Section 1.4, LabOne shall pay to ChoicePoint the purchase price (the "Purchase Price") for the Osborn Shares in the amount of FORTY-EIGHT MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($48,650,000), which amount LabOne hereby pays in accordance with Section 1.3.

         1.3 Delivery of Osborn Shares and Payment of Purchase Price. Contemporaneously with the execution of this Agreement, (a) against delivery of the Purchase Price, ChoicePoint is delivering to LabOne a certificate or certificates in definitive form evidencing the Osborn Shares, duly endorsed for transfer, or accompanied by a stock transfer power duly endorsed in blank, with all requisite stock transfer Taxes (as hereinafter defined) paid and stamps affixed, and (b) against delivery of the Osborn Shares, LabOne is delivering or causing to be delivered to ChoicePoint by wire transfer of immediately available funds the amount of FORTY-EIGHT MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($48,650,000), which amount is being wire transferred to ChoicePoint's account number 13-028-140 (ChoicePoint Inc. - Master Account) at Wachovia Bank of Georgia (ABA #061-000-010), Atlanta, Georgia.

         1.4      Working Capital Adjustment.

                  (a) Definition of Net Working Capital. For purposes of this Section 1.4, the term "Net Working Capital" means the "Current Assets" (as hereinafter defined) over the "Current Liabilities" (as hereinafter defined) of the Osborn Entities, as of 5:00 p.m., Kansas City, Missouri time, on the date hereof (the "Statement Date"), in each case as determined, except as otherwise provided herein, in accordance with generally accepted accounting principles applied consistently with past practices ("GAAP"). As used herein, the term "Current Assets" means those assets of the type listed on Annex 1 hereto (less applicable reserves), and the term "Current Liabilities" means those liabilities of the type listed on Annex 2 hereto. For the purposes of determining the "Net Working Capital", it is understood that Osborn Canada shall continue to be considered an Osborn Entity notwithstanding the sale of the "Osborn Canada Shares" (as hereinafter defined) to LabOne pursuant to Section 2.4 hereof prior to the sale and purchase of the Osborn Shares.

                  (b) Preparation of Proposed Working Capital Statement. Within sixty (60) days after the date hereof, LabOne shall prepare and deliver to ChoicePoint, at the sole expense of LabOne, a statement of the Osborn Entities (the "Proposed Working Capital Statement"), which Proposed Working Capital Statement shall set forth its proposed calculation of the Current Assets, the Current Liabilities, and the Net Working Capital as of the Statement Date and shall make available to ChoicePoint for review and copying all work papers relating to the Proposed Working Capital Statement. Except as otherwise provided herein or set forth on Annex 3 hereto, the Proposed Working Capital Statement shall be prepared in accordance with GAAP after giving effect (except as hereinafter noted) to the transactions (the "Pre-Closing Transactions") contemplated by this Agreement (including, without limitation, each of the transactions described in Sections 2.1, 2.2, 2.3, 2.5 and 2.6 hereof, but excluding the transaction described in
         Section 2.4 hereof ). For the purposes of the determination of the Net Working Capital and the Final Working Capital Statement, the Pre-Closing Transactions shall be deemed to have been completed on or prior to the Statement Date.

                  (c) Examination of Proposed Working Capital Statement. ChoicePoint shall review the Proposed Working Capital Statement to confirm the accuracy of the Proposed Working Capital Statement and of LabOne's calculation of the Net Working Capital. If ChoicePoint fails to give LabOne written notice of any disputed amounts within thirty
         (30) days after ChoicePoint receives the Proposed Working Capital Statement (the "Review Period"), then the Proposed Working Capital Statement shall become the "Final Working Capital Statement" (as hereinafter defined) for purposes hereof. If ChoicePoint gives LabOne written notice of any disputed items and its proposed calculation of Net Working Capital within the Review Period, ChoicePoint and LabOne shall attempt in good faith to agree on any adjustments that should be made to the Proposed Working Capital Statement in order to reflect the Net Working Capital. If ChoicePoint and LabOne are unable to resolve any disputed amounts within sixty (60) days after ChoicePoint receives the Proposed Working Capital Statement, ChoicePoint and LabOne will engage the Kansas City, Missouri office of PricewaterhouseCoopers LLP (the "Audit Firm") to resolve any such disputed matters in accordance with the terms of this Agreement. If possible, the decision of the Audit Firm shall be made within thirty (30) days after being engaged. The decision of the Audit Firm shall be final and binding on the parties. The Proposed Working Capital Statement shall be revised, if necessary, to reflect the final determination of the Net Working Capital (the final form of the Proposed Working Capital Statement, including any revisions which are made thereto pursuant to this Section 1.4(c), is referred to herein as the "Final Working Capital Statement").

                  (d) Adjustments. The parties hereto acknowledge that the consideration being paid to ChoicePoint pursuant to Section 1.2 is based on the assumption that the Net Working Capital of Osborn shall be equal to -$719,731 (the "Assumed Net Working Capital"). Accordingly, the parties hereto agree that if the Net Working Capital as reflected on the Final Working Capital Statement is less than the Assumed Net Working Capital (i.e., the Assumed Net Working Capital is -$719,732 or a greater negative number) (the amount of such shortfall, if any, is hereinafter referred to as the "Working Capital Deficit"), ChoicePoint shall pay to LabOne, on a dollar for dollar basis, an amount equal to the Working Capital Deficit (such payment shall be hereinafter referred to as a "Working Capital Payment"). The Working Capital Payment, if any, shall be paid to LabOne within ten (10) days of the final determination of the Final Working Capital Statement. If the Net Working Capital as reflected on the Final Working Capital Statement is greater than the Assumed Net Working Capital (i.e., the Assumed Net Working Capital is -$719,730 or either a lesser negative number or zero or a positive number) (the amount of such excess is hereinafter referred to as the "Working Capital Surplus"), LabOne shall pay to ChoicePoint, on a dollar for dollar basis, an amount equal to the Working Capital Surplus. The Working Capital Surplus, if any, shall be paid by LabOne to ChoicePoint within ten (10) days of the final determination of the Final Working Capital Statement. The determination of the Working Capital Deficit or the Working Capital Surplus, as the case may be, shall be made immediately following the final determination of the Final Working Capital Statement.

                  (e) Expenses of Audit Firm. In the event the parties submit any unresolved objections to the Audit Firm for resolution as provided in Section 1.4(c) above, LabOne, on the one hand, and the ChoicePoint Entities, jointly and severally, on the other hand, will each be obligated to pay fifty percent (50%) of the fees and expenses of the Audit Firm; provided, however, that if the Audit Firm's final determination of Net Working Capital varies from either LabOne's or ChoicePoint's determination of Net Working Capital (but not both) by more than ten percent (10%), the party whose determination of Net Working Capital so varied by more than ten percent (10%) from that of the Audit Firm shall bear one hundred percent (100%) of the Audit Firm's fees and expenses.

         SECTION 2.        RELATED MATTERS.

         2.1      Transfer of Real Property.

                  (a) Prior to or on the date hereof, the Osborn Entities have transferred to ChoicePoint all of the Owned Real Property (as defined in Section 3.5(a)), together with all benefits and liabilities associated therewith.

                  (b) Prior to or on the date hereof, ChoicePoint has transferred to the Osborn Entities the Retained Real Property Leases (as defined in Section 3.5(a)), together with all benefits and liabilities associated therewith.

         2.2      Transfer of Personal Property and Intellectual Property.

                  (a) Prior to or on the date hereof, the Osborn Entities have transferred to ChoicePoint or an Affiliate thereof (i) all of the ChoicePoint Personal Property (as defined in Section 3.5(b)) and the ChoicePoint Personal Property Leases (as defined in Section 3.5(b)), together with all benefits and liabilities associated therewith and
         (ii) the trademarks, tradenames, service marks, patents and other intellectual property set forth on Schedule 2.2(a)(ii).

                  (b) Prior to or on the date hereof, ChoicePoint has transferred, or caused to be transferred, to the Osborn Entities all of the personal property and, if applicable, the leases related thereto set forth on Schedule 2.2(b)(i), together with all benefits and liabilities associated therewith and (ii) the trademarks, tradenames and service marks set forth on Schedule 2.2(b)(ii).

         2.3 Transfer of CHS Capital Stock. Prior to or on the date hereof, Osborn has transferred to ChoicePoint all of the capital stock of CHS, which corporation owns the Appraise line of home test kits for the monitoring of disease (the "Appraise Product").

         2.4 Sale of Osborn Canada Shares. Immediately prior to the sale and purchase of the Osborn Shares, pursuant to an agreement mutually acceptable to the parties (the "Osborn Canada Stock Purchase Agreement"), ChoicePoint has caused Osborn to sell, and LabOne has caused LabOne Canada, Inc. to purchase, one hundred (100) shares of share capital of Osborn Canada (the "Osborn Canada Shares"), which Osborn Canada Shares constitute all of the issued and outstanding shares of share capital of Osborn Canada.

         2.5 Transfer of Accounts Receivable; Cooperation with Respect to Accounts Receivable.

                  (a) Prior to or on the date hereof, the Osborn Entities have transferred to ChoicePoint all of the right, title and interest of the Osborn Entities in and to all accounts receivable, including, without limitation, trade and miscellaneous accounts receivable as of the Statement Date (including accruals for earned rebates, either in cash credit or materials), as well as unbilled business accounts for services completed as of the Statement Date, related to the Business (as hereinafter defined) (the "Accounts Receivable").

                  (b) After the date hereof and through December 31, 2001, in connection with collection efforts with respect to the Accounts Receivable, LabOne shall use its commercially reasonable efforts (which in no event shall require referral for collection or instituting of any litigation), and LabOne shall make available to the ChoicePoint Entities employees of LabOne or the Osborn Entities (or the Contract Employees (as hereinafter defined)) who are knowledgeable about the Accounts Receivable and the background of the invoices and product shipments underlying such Account Receivables, and, in connection with such collection efforts, LabOne and the ChoicePoint Entities shall not treat differently the Accounts Receivable and other accounts receivable owned by LabOne. After the term of the Transition Services Agreement, ChoicePoint and LabOne shall mutually agree upon procedures for collection of the Accounts Receivable. LabOne and the ChoicePoint Entities shall ensure that, when LabOne receives a payment for accounts receivable after the date hereof, such payment can be specifically identified to a particular invoice and/or bill of lading, so that such payment can be applied to the applicable invoice and/or bill of lading therefor. If a payment cannot be allocated to a particular invoice, it shall be applied to the oldest invoice of that account debtor. LabOne shall forward to ChoicePoint on a weekly basis all amounts received by LabOne or any Osborn Entity with respect to the Accounts Receivable, which amounts shall be wire transferred to ChoicePoint's account number 13-028-140 (ChoicePoint Inc. - Master Account) at Wachovia Bank of Georgia (ABA #061-000-010), Atlanta, Georgia or such other bank account as ChoicePoint shall designate.

         2.6 Distributions. Prior to or on the date hereof, the Osborn Entities have transferred to ChoicePoint or one of its Affiliates all cash held by the Osborn Entities by one or more cash dividends and/or other distributions. Except as provided in Section 1.4, no adjustment shall be made to the Purchase Price as a result of any such dividends or other distributions paid to ChoicePoint or its Affiliates. LabOne agrees that, in order to effect the distributions contemplated by this Section 2.6, on or prior to the date hereof, ChoicePoint shall be permitted to make one or more withdrawals from the bank accounts of the Osborn Entities for cash balances as of the close of business on the Statement Date, and, subsequent to the date hereof, LabOne shall make one or more wire transfers to ChoicePoint's account number 13-028-140 (ChoicePoint Inc.
- Master Account) at Wachovia Bank of Georgia (ABA #061-000-010), Atlanta, Georgia, for cash balances in such bank accounts as of the close of business on the Statement Date.

         2.7 Transition Services. Except as provided in the Transition Services Agreement (as hereinafter defined), on the date hereof, ChoicePoint is terminating all data processing, accounting, insurance, banking, personnel, legal, communications, employee benefit programs and other services provided to the Osborn Entities by ChoicePoint or any Affiliate of ChoicePoint, including any agreements or understandings (written or oral) with respect thereto.

         2.8 Further Assurances. Each party hereto shall on the date hereof and from time to time hereafter, at any other party's reasonable request and without further consideration, execute and deliver to such other party such instruments of transfer, conveyance, and assignment in addition to those delivered pursuant to this Section 2 as shall be reasonably requested to effect the transactions contemplated by this Section 2.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE CHOICEPOINT ENTITIES.

         Each of the ChoicePoint Entities hereby jointly and severally represents and warrants to LabOne as follows:

         3.1 Organization. ChoicePoint is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Georgia. Osborn is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Osborn Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of ChoicePoint and the Osborn Entities has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Except as disclosed on Schedule 3.1, each of the Osborn Entities is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities or the location of its owned or leased properties requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means any change, effect, condition, event or circumstance that has been, is, or is reasonably likely to be materially adverse to the financial condition, business, or results of operations of the Osborn Entities. ChoicePoint has heretofore made available to LabOne correct and complete copies of the charter documents and bylaws (or other governing documents) as currently in effect and the minute books and stock records of the Osborn Entities. The minute books and stock records of the Osborn Entities are complete and correct and accurately reflect in all material respects all action taken at all meetings of the shareholders and Boards of Directors (and committees thereof, if any) of such entities and accurately record the issuance and transfer of all issued shares of capital stock of such entities. Schedule 3.1 contains a correct and complete list of the jurisdictions in which each of the Osborn Entities is qualified to do business as a foreign corporation. None of the Osborn Entities is in default in the performance, observance or fulfillment of any provision of its charter or bylaws (or other governing documents).

         3.2 Authorization. ChoicePoint has the corporate power and authority to execute and deliver this Agreement, the Transition Services Agreement and each other certificate, instrument and agreement executed and delivered in connection with this Agreement (together with the Transition Services Agreement, the "Ancillary Agreements") to which it is party, and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the performance by ChoicePoint of its covenants and agreements hereunder and thereunder have been duly and validly authorized by the Board of Directors of ChoicePoint, and no other corporate proceedings on the part of ChoicePoint or its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the transactions so contemplated. Each of this Agreement and each Ancillary Agreement to which it is party has been duly executed and delivered by ChoicePoint and constitutes a valid and binding agreement of ChoicePoint, enforceable against ChoicePoint in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As used herein, "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, (i) "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise,
(ii) "controlling" and "controlled" have meanings correlative to the foregoing, and (iii) "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other entity or any government or any agency or political subdivision thereof.

         3.3 Absence of Restrictions and Conflicts. The execution, delivery, and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements do not and will not (as the case may be), with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in any penalty or payment becoming due under, result in the loss of any benefit under, or permit the acceleration or termination of any right or obligation under, (a) any term or provision of the charter documents or bylaws (or other governing documents) of ChoicePoint or any Osborn Entity, (b) except as set forth on Schedule 3.3, any "Osborn Contract", "Retained Real Property Lease", or "Retained Personal Property Lease" (all as hereinafter defined), (c) except as set forth on Schedule 3.3, any judgment, decree, consent decree, ruling, settlement agreement, stipulation, award, injunction, subpoena or order (each an "Order") of any court, tribunal, arbitrator, securities exchange, or governmental, judicial or regulatory body, authority or agency (each a "Governmental Authority") to which ChoicePoint or any Osborn Entity is party or by which ChoicePoint or any Osborn Entity or any of their respective properties or assets are bound, (d) except as set forth on
Schedule 3.3, any foreign or domestic statute, writ, ordinance, law, rule, directive or guideline issued by a Governmental Authority (whether or not having the force of law) or regulation (each a "Law") applicable to ChoicePoint or any Osborn Entity, or (e) except as set forth on Schedule 3.3, any "License" (as hereinafter defined). Except as set forth on Schedule 3.3, no consent, approval, Order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority with respect to ChoicePoint or the Osborn Entities is required in connection with the execution, delivery, or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

         3.4      Capitalization.

                  (a) Osborn. The authorized capital stock of Osborn consists solely of (i) 250,000 shares of common stock, $0.10 par value per share (the "Osborn Common Stock"), of which one (1) share is issued and outstanding, and (ii) 150,000 shares of preferred stock, $0.10 par value per share, of which 100,000 have been designated as "Series A Convertible Preferred Stock" and of which there are no shares issued and outstanding. Except as set forth on Schedule 3.4(a), there are no shares of Osborn Common Stock held as treasury stock by Osborn. Each outstanding share of Osborn Common Stock is duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. No such shares have been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person or any federal or state securities Law and there are no outstanding proxies or voting restrictions relating to such shares. Except as set forth in this Section 3.4(a), there are no shares of capital stock of Osborn outstanding, and there are no authorized or outstanding subscriptions, options, convertible securities, calls, puts, rights, warrants, or other agreements, claims, or commitments of any nature whatsoever obligating Osborn to purchase, redeem, issue, transfer, deliver, or sell, or cause to be purchased, redeemed, issued, transferred, delivered, or sold, additional shares of the capital stock or other securities of Osborn or obligating Osborn to grant, extend, or enter into any such agreement or commitment. Except as set forth on Schedule 3.4(a), and other than with respect to dividends and other distributions permitted by Section 2, there are no dividends which have accrued or been declared but are unpaid on the capital stock or equity of Osborn, and there are no stock appreciation, phantom stock, or similar rights with respect to the capital stock or equity of Osborn. ChoicePoint owns, beneficially and of record, and has the right to transfer to LabOne, all of the Osborn Shares, free and clear of any and all liens, pledges, security interests, charges, claims, restrictions, leasehold interests, tenancies, restrictions, and encumbrances of any nature whatsoever (hereinafter collectively referred to as "Liens").

                  (b) Osborn Subsidiaries. Set forth on Schedule 3.4(b) is a complete and accurate list for each Osborn Subsidiary of: (i) its jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, (iii) the number of issued and outstanding shares of its capital stock or share capital and (iv) the holder or holders of such shares. There are no shares of capital stock or share capital held as treasury stock by any Osborn Subsidiary. Except for the ownership of the Osborn Subsidiaries and as set forth on Schedule 3.4(b), none of the Osborn Entities owns beneficially or otherwise, directly or indirectly, or has any obligation or option to acquire, any capital stock of, other securities of, or other equity, ownership or participating interest in, or has any obligation to form or participate in, or advance, contribute or loan funds to, any corporation, partnership or other Person. Osborn has good and marketable title to, and is the record and beneficial owner of, the shares of capital stock or share capital of each Osborn Subsidiary as set forth on Schedule 3.4(b), free and clear of any Liens. All of the outstanding shares of capital stock or share capital of each of the Osborn Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. No such shares have been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person or any federal, state or provincial securities Law and there are no outstanding proxies or voting restrictions relating to such shares. Except as set forth on Schedule 3.4(b), there are no shares of capital stock or share capital of any Osborn Subsidiary authorized or outstanding, and there are no authorized or outstanding subscriptions, options, convertible securities, calls, puts, rights, warrants, or other agreements, claims, or commitments of any nature whatsoever obligating Osborn or any Osborn Subsidiary to purchase, redeem, issue, transfer, deliver, or sell, or cause to be purchased, redeemed, issued, transferred, delivered, or sold, additional shares of the capital stock, share capital or other securities of any Osborn Subsidiary or obligating Osborn or any Osborn Subsidiary to grant, extend, or enter into any such agreement or commitment. Except as set forth on Schedule 3.4(b), and other than with respect to dividends and other distributions permitted by Section 2, there are no dividends which have accrued or been declared but are unpaid on the capital stock or equity of any Osborn Subsidiary, and there are no stock appreciation, phantom stock, or similar rights with respect to the capital stock or equity of any Osborn Subsidiary.

                  (c) Assets of CHS. The rights, properties and assets of CHS, the stock of which is to be transferred to the ChoicePoint Entities prior to or on the date hereof, are not necessary to conduct the Business.

         3.5      Ownership of Assets and Related Matters.

                  (a) Real Property. Schedule 3.5(a)(1) sets forth a correct and complete list of all real property currently owned by any Osborn Entity (the "Owned Real Property"). Schedule 3.5(a)(2) sets forth a correct and complete list of all leases, subleases and other agreements granting to any Osborn Entity possession of or rights to real property (the "Retained Real Property Leases"). Each Osborn Entity party to a Retained Real Property Lease has a valid and subsisting leasehold interest in the real property subject thereto free and clear of all Liens, and there exists no material default on the part of any such Osborn Entity, or to the knowledge of ChoicePoint, any other party thereto, under any such Retained Real Property Lease. The Osborn Entities have at all times used and operated the real property subject to the Retained Real Property Leases in material compliance and conformity with all applicable Laws, Orders and Licenses relating thereto.

                  (b) ChoicePoint Personal Property. Part A of Schedule 3.5(b)(1) sets forth a correct and complete list of all personal property currently leased by any Osborn Entity that is being transferred to ChoicePoint pursuant to Section 2.2 (the "ChoicePoint Leased Personal Property"), and Part B of Schedule 3.5(b)(1) sets forth a correct and complete list (in each case identifying the Retained Personal Property Lease relating thereto) of all personal property currently leased by any Osborn Entity that is not being transferred to ChoicePoint pursuant to Section 2.2 (the "Retained Leased Personal Property"). Part A of Schedule 3.5(b)(2) sets forth a correct and complete list of all leases and agreements granting any Osborn Entity possession of or rights to ChoicePoint Leased Personal Property (the "ChoicePoint Personal Property Leases"), and Part B of Schedule 3.5(b)(2) sets forth a correct and complete list of all leases and agreements granting any Osborn Entity possession of or rights to Retained Leased Personal Property (the "Retained Personal Property Leases" and, together with the ChoicePoint Personal Property Leases, the "Personal Property Leases"). Schedule 3.5(b)(3) sets forth a correct and complete list of all personal property owned by any Osborn Entity that is being transferred to ChoicePoint pursuant to Section 2.2 of this Agreement (the "ChoicePoint Owned Personal Property," and together with the ChoicePoint Leased Personal Property, collectively, the "ChoicePoint Personal Property").

                  (c) Ownership, Condition and Sufficiency of Assets. Except as disclosed on Schedule 3.5(c), after giving effect to the transfers contemplated by Section 2 of this Agreement, the Osborn Entities own, free and clear of all Liens (other than (x) Liens for taxes not yet due and payable or (y) imperfections of title that do not interfere with or impair in any material respect the use or value of the assets subject thereto ("Permitted Liens")), or have adequate rights to use (with respect to (i) assets leased under the Retained Real Property Leases and the Retained Personal Property Leases, (ii) software licensed to the Osborn Entities, and (iii) assets owned by any Affiliate of ChoicePoint other than the Osborn Entities that are to be used to provide the services contemplated by the Transition Services Agreement), all assets and properties currently used in, or necessary to, the operation of the Business. Except as disclosed on Schedule 3.5(c), all tangible personal property owned by any Osborn Entity that is not being transferred to ChoicePoint pursuant to Section 2 of this Agreement (the "Retained Owned Personal Property") and all Retained Leased Personal Property (the Retained Owned Personal Property and the Retained Leased Personal Property being referred to herein, collectively, as the "Retained Personal Property") (i) has been maintained in a reasonable state of repair (ordinary wear and tear excepted) and, in the case of Retained Leased Personal Property, in compliance in all material respects with the Retained Personal Property Leases relating thereto, and (ii) substantially conforms in all material respects with all applicable Orders, Laws and Licenses relating thereto, including, without limitation, all applicable ordinances, codes, regulations and other legal requirements relating to the environment or occupational safety, and no Law presently in effect or condition precludes or restricts continuation of the present use of such properties.

                  (d) List of Accounts. Schedule 3.5(d) contains a true and correct list of (i) all bank and securities accounts and all safe deposit boxes maintained by the Osborn Entities and a listing of the Persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto and (ii) all Persons authorized to act under any corporate borrowing, depository and transfer resolutions of any Osborn Entity.

         3.6 Financial Statements. ChoicePoint has delivered to LabOne the following:

                  (a) the unaudited consolidated balance sheets and related unaudited statements of operations of the Osborn Entities as of and for the fiscal years ended December 31, 1998, 1999 and 2000 (the "Year-End Financial Statements"); and

                  (b) the unaudited consolidated and consolidating balance sheet of the Osborn Entities as of July 31, 2001 (the "Interim Balance Sheet") and the related unaudited statement of operations for the seven-month period ended July 31, 2001 (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Year-End Financial Statements and the Interim Financial Statements are hereinafter referred to, collectively, as the "Financial Statements."

         Copies of the Financial Statements are attached as Schedule 3.6(1). Except as disclosed on Schedule 3.6(2), the Financial Statements have been prepared from, and are in accordance with, the books and records of the Osborn Entities (which books and records are maintained in accordance with GAAP) and in accordance with GAAP. Except as disclosed on Schedule 3.6(2), the balance sheets included in the Financial Statements fairly present the financial position of the Osborn Entities, as of the respective dates thereof, and the statements of operations included in the Financial Statements fairly present the results of operations of the Osborn Entities for the respective periods set forth therein, in each case in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal non-material year-end adjustments. The Osborn Year-End Financial Statements (as hereinafter defined) are auditable.

         3.7 No Undisclosed Liabilities. Except as disclosed on Schedule 3.7, the Osborn Entities do not have any liabilities, debts or obligations, whether accrued, absolute, contingent, or otherwise, which are not adequately reflected or provided for in the Financial Statements, except liabilities and debts incurred since the date of the Interim Balance Sheet in the ordinary course of business and except for obligations disclosed pursuant to this Agreement or for obligations otherwise incurred in the ordinary course of business which are not required to be disclosed in accordance with GAAP.

         3.8      Absence of Certain Changes.

                  (a) Except as set forth on Schedule 3.8(a), except as reflected or provided for in the Financial Statements and except for the transactions expressly contemplated by this Agreement, since June 30, 2001, there has not been (i) any Material Adverse Effect, (ii) any amendment to or modification of the charter documents or bylaws (or other governing documents) of any Osborn Entity, (iii) any damage, destruction, loss, or casualty to property or assets of any of the Osborn Entities (whether or not covered by insurance), (iv) any declaration, setting aside, or payment of any dividend or distribution (whether in cash, stock, or property) in respect of the capital stock of Osborn, any redemption or other acquisition by Osborn of any of the capital stock of Osborn, or any split, combination, or reclassification of shares of capital stock declared or made by

         Osborn, (v) other than cash distributions by the Osborn Subsidiaries to Osborn made in the ordinary course of business, any transfer, lease, sale, license or other disposition of assets, acquisition of assets, assumption of debts or other liabilities or obligations, loan or contribution, or other intercompany transaction, between or among any of the Osborn Entities and any Affiliate (as hereinafter defined) of the Osborn Entities, (vi) any acquisition of assets from Persons other than Affiliates of the Osborn Entities other than in the ordinary course of business and consistent with past practice or (vii) any agreement to do any of the foregoing. Except as reflected or provided for in the Financial Statements, since June 30, 2001, the Osborn Entities have (1) extended credit to customers and paid accounts payable and similar obligations only in the ordinary course of business consistent with past practice and (2) conducted the Business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction, or activity or made any commitment except those in the ordinary course of business and consistent with past practice.

                  (b) Except as set forth on Schedule 3.8(b), except as reflected or provided for in the Financial Statements and except for the transactions expressly contemplated by this Agreement, with respect to the Osborn Entities, since June 30, 2001, there have not been (i) any extraordinary losses suffered, (ii) any incurrence or assumption by any Osborn Entity of any indebtedness for borrowed money or obligations in respect of letters of credit or incurrence or assumption by any Osborn Entity of any guarantees of any debts, liabilities or obligations of any third Persons, (iii) any assets mortgaged, pledged, or made subject to any Lien other than Permitted Liens, (iv) any material liability or obligation (whether absolute, accrued, contingent, or otherwise) incurred except in the ordinary course of business and consistent with past practice, (v) any Liens, claims, liabilities, debts or obligations (absolute, accrued, contingent or otherwise) paid, discharged, or satisfied, other than in the ordinary course of business and consistent with past practice, (vi) any notes or guaranteed checks which have been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice the aggregate amount of which does not exceed $50,000 in the aggregate, (vii) any write-down of the value of any asset or investment on the books or records of any Osborn Entity, except for depreciation and amortization taken in the ordinary course of business consistent with past practice the aggregate amount of which does not exceed $50,000 in the aggregate, (viii) any cancellation of any debts or waiver or release of any claims or rights of value, or sale, lease, license, transfer, or other disposition of any properties or assets (real, personal, or mixed, tangible or intangible) of value, except, in each such case, in transactions with Persons other than Affiliates in the ordinary course of business consistent with past practice which in any event do not exceed $50,000 in the aggregate based on purchase price or net book value, (ix) (A) any increase in the compensation of officers or directors, whether now or hereafter payable, or (B) any increase in the compensation of employees, whether now or hereafter payable, or any amendment to any employment, independent contractor, severance or consulting agreement or other Company Benefit Plan (as hereinafter defined) that increases the term thereof or the liabilities or obligations of any Osborn Entity thereunder, other than in the ordinary course of business consistent with past practice (x) any material adverse change on any Osborn Entity's relations with its employees, leased employees or suppliers or any Material Customer (as hereinafter defined), (xi) any increase of any reserves for contingent liabilities (excluding any adjustment to bad debt, workers' compensation, or group insurance reserves in the ordinary course of business consistent with past practice), (xii) termination of any employee of any Osborn Entity other than in the ordinary course of business consistent with past practice, (xiii) any surrender or revocation of any License (as hereinafter defined), (xiv) any transactions entered into other than in the ordinary course of business, (xv) any material change in prices charged any of the Material Customers (as hereinafter defined), (xvi) any agreements to do any of the foregoing, or (xvii) any change by Osborn in any method of accounting or keeping its books of account or accounting practices.

                  (c) Schedule 3.8(c) sets forth a complete and correct list of all capital expenditures in excess of $50,000 per project (or series of related projects) made by the Osborn Entities from January 1, 2001 through June 30, 2001 and sets forth a complete and correct list of all capital expenditures and commitments in excess of $50,000 per project approved for fiscal year ending December 31, 2001 or thereafter.

         3.9 Legal Proceedings. Except as listed and described on Schedule 3.9, there are no suits, actions, claims, or proceedings, or, to the knowledge of ChoicePoint, investigations pending or threatened against any of the Osborn Entities or any of their properties or assets, by or before any Governmental Authority. None of such suits, actions, claims, proceedings, or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of ChoicePoint, threatened against any of the ChoicePoint Entities or the Osborn Entities, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict either of the ChoicePoint Entities' ability to consummate the transactions contemplated hereby.

         3.10     Licenses, Permits, and Compliance with Law.

                  (a) The Osborn Entities have all authorizations, approvals, franchises, licenses, permits, consents, and Orders of and from all Governmental Authorities necessary to carry on the business of the Osborn Entities as currently conducted and as conducted within the six (6) months prior to the date hereof (other than the business related to the Appraise Product) (the "Business") in all material respects as it is currently being conducted (collectively, the "Licenses"). A complete and correct list of the Licenses is set forth on Schedule 3.10(a) hereto. Except as set forth on Schedule 3.10(a), each of the Osborn Entities is in compliance in all material respects with all Licenses and all applicable Laws and Orders to which it or any of its properties or assets is subject. None of the ChoicePoint Entities or the Osborn Entities has received any notice of any alleged violation of any of such Licenses, Laws or Orders.

                  (b) Except as set forth on Schedule 3.10(b), (i) neither the conduct of the Business nor the condition or use of any real property owned or leased by the Osborn Entities violates any applicable Environmental Law (as hereinafter defined); (ii) to the knowledge of ChoicePoint, none of the Osborn Entities has stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials in violation of any

         Environmental Law on or at any real property owned or leased by it (or any predecessor thereof); (iii) no ChoicePoint Entity or Osborn Entity has received any notice from any Governmental Authority advising it that the condition any real property owned or leased by any Osborn Entity or the operation of the Business is in violation of any Environmental Law or any applicable Environmental Permit (as hereinafter defined) or that any Osborn Entity is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath any real property owned or leased by any Osborn Entity (or any predecessor thereof) or at, on or beneath any land adjacent thereto; (iv) none of the Osborn Entities is the subject of any governmental or private litigation or proceedings involving a demand for damages or other potential liability pursuant to any Environmental Laws or Common Law Environmental Principles (as hereinafter defined);
         (v) to the knowledge of ChoicePoint, none of the Osborn Entities have at any time buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or toxic wastes, substances or materials on, beneath or about any real property owned or leased by it in violation of Environmental Laws; and (vi) to the knowledge of ChoicePoint, there is no condition or circumstance at, on or beneath any real property currently or previously owned or leased by any Osborn Entity (or any predecessor thereof), or at, on or beneath any property at which wastes of any Osborn Entity have been deposited or disposed by or at the behest or direction of the any Osborn Entity (or any predecessor thereof) that (x) requires abatement or correction by any Osborn Entity under any Environmental Law or Common Law Environmental Principle or (y) could reasonably be expected to give rise to any civil or criminal liability of any Osborn Entity under any Environmental Law or Common Law Environmental Principle. The Osborn Entities have timely filed all reports and obtained and complied in all respects with all Environmental Permits required to be filed or obtained by them under applicable Environmental Laws with respect to the real property owned or used by them and the operation of the Business, and each of the Osborn Entities has generated and maintained all data, documentation and records required to be generated or maintained by it under any applicable Environmental Laws with respect thereto. As used herein, (A) "Common Law Environmental Principles" means any principles of common law under which a Person may be held liable for the release or discharge of any pollutants, contaminants or hazardous or toxic wastes, substances or materials into the environment, (B) "Environmental Law" shall mean any Law or Order which relates to or otherwise imposes liability or standards of conduct concerning discharges or releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials and
         (C) "Environmental Permit" shall mean any Licenses required by or pursuant to any applicable Environmental Law.

                  (c) None of the Osborn Entities nor any officer, director, employee or agent thereof, nor any other Person acting on behalf thereof, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom any Osborn Entity has done business directly or indirectly or (ii) directly or indirectly, given or agreed to give, in violation of Law, any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist any Osborn Entity with any actual or proposed transaction) which, under current Law, in the case of either clause (i) or clause (ii) above, could reasonably be expected to subject any Osborn Entity to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

         3.11 Material Contracts. Schedule 3.11 sets forth a correct and complete list of (and in the case of oral agreements, description of) all Material Contracts (as hereinafter defined) (which, exclusive of the Company Benefit Plans (as hereinafter defined), the Surety Bonds (as hereinafter defined), the ChoicePoint Personal Property Leases, and any insurance contracts, are herein referred to as the "Osborn Contracts"). Correct and complete copies of all Osborn Contracts have been delivered to LabOne. There are no existing material defaults (or events which, with notice or lapse of time or both, would constitute material defaults) of any Osborn Entity under any Osborn Contract, or, to the knowledge of ChoicePoint, of any of the other parties thereto. None of the ChoicePoint Entities or the Osborn Entities have been notified of any claim that any Osborn Contract is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event which, with notice or lapse of time, or both, would constitute a default. For purposes of this Section 3.11, "Material Contracts" include the following contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written, but only to the extent legally binding) to which any Osborn Entity is a party or which any ChoicePoint Entity has assigned to any Osborn Entity (excluding any insurance contracts):

                  (a) Indentures, credit agreements, letters of credit, security agreements, pledge agreements, guaranty agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of Liens;

                  (b) (i) Management, employment, independent contractor, severance and consulting agreements, (ii) all non-compete and confidentiality agreements with employees, independent contractors and other agents of any of the Osborn Entities or (iii) arrangements or agreements related to temporary services of any kind that require payments greater than $25,000 annually;

                  (c)      Union or other collective bargaining agreements;

                  (d)      Powers of attorney;

                  (e) Sales agency, manufacturer's representative, and distributorship agreements or other distribution or commission arrangements;

                  (f) Licenses of patents, trademarks, tradenames, logos, service marks, software (excluding standard "off the shelf" software with annual license payments less than $10,000), copyrights, know-how, and other intellectual property or proprietary rights;

                  (g) Agreements, orders, or commitments for the purchase of services, materials, supplies, or products from any one supplier or group of related suppliers for an amount in excess of $25,000;

                  (h) Agreements, orders, or commitments for the sale of products or services for more than $25,000 to any single purchaser or group of related purchasers;

                  (i) Agreements for capital expenditures in excess of $25,000 for any single project or series of related projects;

                  (j) Joint venture agreements or other agreements providing for the sharing of revenues or payment of royalties;

                  (k) Agreements requiring the consent of any party thereto to the consummation of the transactions contemplated by this Agreement;

                  (l) Lease agreements under which any Osborn Entity is lessor and lease agreements under which any Osborn Entity is lessee and which have annual lease payments in excess of $25,000;

                  (m) Agreements prohibiting, partially restricting, or otherwise limiting the ability of any Osborn Entity to compete, solicit customers, or otherwise conduct any business anywhere in the world;

                  (n) Agreements relating to the acquisition or sale of any company, business, division, or other enterprise, whether in the form of stock purchase, asset acquisition, or otherwise and whether or not such acquisition or disposition was completed;

                  (o) Surety bonds outstanding with respect to any Osborn Entity (the "Surety Bonds"); or

                  (p) Other than as addressed above, other agreements, contracts, and commitments that involve payments or receipts of more than $25,000 in any single year, or that were entered into other than in the ordinary course of business (but excluding any insurance contracts).

         3.12     Tax Returns; Taxes.

                  Except as set forth on Schedule 3.12:

                  (a) Either a ChoicePoint Entity or an Osborn Entity (i) has timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all material Tax Returns (as hereinafter defined) required to be filed by or with respect to each Osborn Entity for all years and periods for which such Tax Returns have become due, and (ii) has paid all Taxes (as hereinafter defined) with respect to each such Osborn Entity (whether or not shown to be due on such Tax Returns), or where payment is not yet due, has established consistent with past practice, an adequate reserve on the books and records of such Osborn Entity for the payment of all such Taxes with respect to any taxable period (or portion thereof) ending on or prior to the date hereof. Such Tax Returns are correct and complete in all material respects.

                  (b) There are no Liens for Taxes with respect to the assets of the Osborn Entities (except for statutory liens for current Taxes not yet due); and (ii) neither the Osborn Entities nor any ChoicePoint Entity on behalf of any Osborn Entity has filed a consent pursuant to Section 341(f) of the Code.

                  (c) The period of assessment under applicable Law, after giving effect to extensions or waivers, with respect to the Tax Returns of each Osborn Entity and any affiliated, consolidated, combined or unitary group of which any Osborn Entity is or was a member during a taxable period ended after December 31, 1994 (a "Tax Group") has expired for all of the taxable years of such Osborn Entity or such Tax Group, as the case may be. Schedule 3.12 indicates those Tax Returns of each Osborn Entity and any such Tax Group that, since 1994, either have been audited or are currently the subject of an audit. There is no dispute or claim (including any anticipated claim) concerning any Taxes of any Osborn Entity or any Tax Group either (i) claimed or raised by any authority in writing or (ii) as to which ChoicePoint or any of its Affiliates has knowledge after due inquiry.

                  (d) For all periods from November 4, 1994, up to and including the date hereof, each Osborn Entity has been an includible member of the "affiliated group" (within the meaning of Section 1504 of the Code) of which the Parent is currently the parent; for such periods each Osborn Entity was entitled to report its income on consolidated federal income tax returns filed on behalf of such affiliated group and, for such periods, all federal income tax returns required to be filed by each Osborn Entity have been (or will be) duly and timely filed on behalf of such Osborn Entity on a consolidated basis. All other Tax Returns of each Osborn Entity have been filed on a separate company, non-combined, non-consolidated and non-unitary basis.

                  (e) No ChoicePoint Entity, Osborn Entity or any of their Affiliates has (i) received or is the subject of an application for a tax ruling or entered into a legally binding agreement (such as a closing agreement) with a taxing authority, which ruling or agreement could have an effect on the Taxes of any Osborn Entity after the date hereof, or (ii) filed any election, or caused any deemed election, under Section 338 of the Code.

                  (f) No extensions of time have been granted to any Osborn Entity or any Tax Group of which ChoicePoint is the common parent to file any Tax Return required by applicable Law to be filed by it prior to or on the date hereof, which have expired, or will expire, on or before the date hereof without such Tax Return having been filed, (ii) no deficiency or adjustment for any Taxes of any Osborn Entity or any Tax Group of which ChoicePoint is the common parent has been proposed, asserted or assessed in writing, and no federal, state, local, provincial or foreign audits or other administrative proceedings or court proceedings are pending with regard to any such Taxes of any Osborn Entity, (iii) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes has been executed by any Osborn Entity, nor have any requests for such waivers or consents been proposed in writing and (iv) none of the

         Osborn Entities owns or leases any interest in real property in any jurisdiction in which a Tax will be payable with respect to such interest in real property as a result of the transactions contemplated hereby.

                  (g) None of the Osborn Entities nor any Tax Group of which ChoicePoint is the common parent is or has ever been a party to any tax-sharing or allocation agreements, arrangements or understandings, whether written or oral.

                  (h) None of the Osborn Entities is a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment by any Osborn Entity of any "excess parachute payments" within the meaning of Section 280G of the Code

                  (i) Each Osborn Entity has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and within the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (j) None of the Osborn Entities is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

                  (k) No power of attorney has been granted by or with respect to any Osborn Entity with respect to any matter relating to Taxes.

                  (l) ChoicePoint does not have an excess loss account within the meaning of Treasury Regulation Section 1.1502-19 with respect to the stock of any Osborn Entity.

                  (m) Since August 8, 1997 (and, to the knowledge of ChoicePoint, from November 4, 1994 to August 8, 1997), no written notice has been received, nor to the knowledge of ChoicePoint has any oral notice been received, by any Osborn Entity from any Governmental Authority in a jurisdiction where any Osborn Entity does not file Tax Returns stating that any such Osborn Entity is required to file Tax Returns with that jurisdiction.

                  (n) ChoicePoint has previously delivered or made available to LabOne complete and accurate copies of each of: (i) all audit reports, letter rulings and technical advice memoranda relating to federal, state, local and foreign Taxes due from or with respect to each Osborn Entity and each Tax Group of which ChoicePoint is the common parent (but only to the extent they relate to an Osborn Entity) since November 4, 1994, (ii) the federal, state, local and foreign Tax Returns filed by each Osborn Entity since November 4, 1994 and (iii) any closing agreements entered into by each Osborn Entity with any taxing authority since November 4, 1994.

                  (o) None of the assets of any Osborn Entity or any Tax Group is required to be treated as being owned by any other Person pursuant to the "safe harbor" leasing provision of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal thereof.

                  (p)      For purposes of this Agreement:

                           (i)      "Tax" means any (A) federal, state,
                  provincial, local, or foreign income, gross receipts, gains, license, payroll, employment, excise, severance, escheat, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding on amounts paid or received, social security, unemployment, workers' compensation, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or other like assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (B) liability of any Osborn Entity for the payment of any amounts of the type described in
                  (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, or being a party to any agreement or arrangement whereby liability of any Osborn Entity for payments of such amounts was determined or taken into account with reference to the liability of any other Person for any period (or portion thereof) ending on or prior to the date hereof, and (C) liability of any Osborn Entity with respect to the payment of any amounts described in (A) as a result of any express or implied obligation to indemnify any other Person;

                           (ii) "Tax Return" means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes or required by ERISA (as hereinafter defined), including any schedule or attachment thereto and any amendment thereof; and

                           (iii) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published ruling promulgated or issued thereunder.

         3.13     Employees and Independent Contractors; Officers and Directors.

                  (a) Schedule 3.13(a) sets forth a correct and complete list of all (i) employees employed by each of the Osborn Entities or
         (ii) employees employed by the Parent, ChoicePoint and their Affiliates (other than the Osborn Entities) who spend substantially all their time performing services in connection with the administration and operation of the Business (each an "Employee" and, collectively, the "Employees"), together with their respective social security numbers, job titles, dates of hire, current base salary or hourly rate, bonus and severance arrangements with respect thereto and the subsidiary of the Parent by which they are employed. No Osborn Entity is a statutory employer, joint employer, single employer, alter ego, or any other form of constructive employer with respect to any individual not listed on
         Schedule 3.13(a) under any federal or state Laws governing labor and employment. Except as set forth on Schedule 3.13(a), and except for the consultants, independent contractors and leased employees listed on Schedule 3.13(b), the Employees of the Osborn Entities are all of employees employed by the Parent, ChoicePoint and their Affiliates who spend substantially all their time performing services in connection with the administration and operation of the Business.

                  (b) Schedule 3.13(b) sets forth a correct and complete list of all consultants to and independent contractors or leased employees of each of the Osborn Entities, as of the date hereof, together with their respective addresses, responsibilities, dates of engagement, and compensation.

                  (c) Schedule 3.13(c) sets forth a correct and complete list of each officer and director of each of the Osborn Entities.

                  (d) No individual who has been classified by any ChoicePoint Entity or Osborn Entity as a non-employee (i.e., an independent contractor, leased employee or consultant) has or will have a claim against any Osborn Entity for eligibility to participate in any employee benefit plan as a result of such individual being reclassified as an employee of an Osborn Entity for the period prior to the date hereof.

         3.14     ERISA and Related Matters.

                  (a) Schedule 3.14 lists all deferred compensation, pension, profit-sharing, and retirement plans, and all bonus, welfare, severance pay, and other "employee benefit plans" (as defined in Section 3(3) of ERISA), fringe benefit or stock option plans, including individual contracts, employee agreements, programs, or arrangements, providing the same or similar benefits, whether or not written, which are or have been participated in, or maintained by any Osborn Entity (or ChoicePoint Entity for the benefit of employees or former employees of any of the Osborn Entities or their dependents and beneficiaries) or with respect to which contributions are made or obligations assumed by any Osborn Entity (including health, life insurance, and other benefit plans maintained for former employees or retirees), at any time between August 8, 1997 and the date hereof. Said plans or other arrangements are sometimes individually referred to in this Agreement as a "Company Benefit Plan" and sometimes collectively referred to in this Agreement the "Company Benefit Plans." Copies of all Company Benefit Plans and related documents, including those setting out all personnel policies and procedures applicable to employees of the Osborn Entities, and including any insurance contracts, trust agreements, or other arrangements under which benefits are provided, as currently in effect, and descriptions of any such plan which are not written have been delivered or made available to LabOne. ChoicePoint has also delivered to LabOne a copy of the summary plan description, if any, for each Company Benefit Plan. As used herein, "Foreign Plan" means any employee benefit, pension scheme, retirement, profit sharing, health, dental, life or disability insurance plan, as well as any other plan, program or arrangement involving direct or indirect compensation, under which any Osborn Entity or ChoicePoint Entity has any present or future obligations or liability on behalf of any of the non-United States-based employees or former employees of any of the Osborn Entities or their dependents and beneficiaries, but shall not include any program pursuant to which an employee directs payroll-deduction contributions to a personal savings account.

                  (b) Except as set forth on Schedule 3.14, each ChoicePoint Entity or Osborn Entity, as applicable, has fulfilled its obligations, to the extent applicable, under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA) appearing on Schedule 3.14. Each Company Benefit Plan is in substantial compliance with, and has been administered in all material respects consistent with, the presently applicable provisions of ERISA, the Code, and state Law including but not limited to the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA, and state Law. Each ChoicePoint Entity or Osborn Entity, as applicable, has made all payments to all Company Benefit Plans required by the terms of each such plan in accordance, if applicable, with the actuarial and funding assumptions in effect as for the most recent actuarial valuation of such plans. No actuarial valuations or reports relating to said plans have been required by Law. The ChoicePoint Entities or Osborn Entities, as applicable, have filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 for each Company Benefit Plan attributable to them for all years and periods for which such reports were required and within the time period required by ERISA and the Code. Except as disclosed on Schedule 3.14, the ChoicePoint Entities or Osborn Entities, as applicable, have funded or will fund each Company Benefit Plan attributable to them in accordance with its terms through the date hereof including the payment of applicable premiums on any insurance contract funding a Company Benefit Plan for coverage provided through the date hereof. To the extent that any annual contribution for the current year is not yet required for any Company Benefit Plan as of the date hereof, the ChoicePoint Entities or Osborn Entities, as applicable, have made a pro rata contribution to said plan for the period ended at the date hereof or said contribution has been accrued on the books of the ChoicePoint Entities or Osborn Entities, as applicable.

                  (c) Except as set forth on Schedule 3.14, to the knowledge of ChoicePoint, no non-exempt "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code has occurred in respect of any such Company Benefit Plan, and no civil or criminal action brought pursuant to Part 5 of Title I or ERISA is pending or, to the knowledge of ChoicePoint, is threatened in writing or orally against any fiduciary of any such plan.

                  (d) Except as set forth on Schedule 3.14, the Internal Revenue Service has issued a letter for each employee pension benefit plan which is a Company Benefit Plan, as defined in Section 3(2) of ERISA listed on Schedule 3.14, determining that such plan is a qualified plan under Section 401(a) of the Code and is exempt from United States Federal Income Tax under Section 501(a) of the Code, and, to the knowledge of ChoicePoint, there has been no occurrence since the date of any such determination letter which has adversely affected such qualification. Except as set forth on Schedule 3.14, none of the Company Benefit Plans is intended to qualify under Section 501(c)(9) of the Code.

                  (e) Except as set forth on Schedule 3.14, each Company Benefit Plan that provides medical benefits has been operated in compliance in all material respects with all requirements of Section 4980B(f) of the Code and Sections 601 through 608 of ERISA relating to continuation of coverage under certain circumstances in which coverage would otherwise cease. All former employees of the Osborn Entities entitled to such continuation of coverage, or other Persons entitled to such continuation of coverage through relationship to said former employees, are listed on Schedule 3.14.

                  (f) None of the ChoicePoint Entities or Osborn Entities nor any entity that is treated as a single employer with any of them pursuant to Section 414(b), (c), (m), or (o) of the Code currently maintains or contributes to any Company Benefit Plan that is subject to Title IV of ERISA, nor has previously maintained or contributed to any such plan that has resulted in any liability or, to the knowledge of ChoicePoint, potential liability for any of the ChoicePoint Entities or Osborn Entities under said Title IV. As of the date hereof, there is no outstanding unpaid minimum funding waiver within the meaning of Code
         Section 412(d).

                  (g) Except as disclosed on Schedule 3.14, none of the ChoicePoint Entities or Osborn Entities maintains any Company Benefit Plan, plans or programs that provide post-retirement medical benefits (other than benefits described in this Section 3.14 and those which are required by Law), post-employment benefits, death benefits, or other post-retirement welfare benefits to any employees or former employees of any Osborn Entity or their dependents or beneficiaries. A copy of any written description of post-retirement welfare benefits that has been provided to any employees or former employees of any Osborn Entity or their dependents or beneficiaries has been provided or made available to LabOne. Copies of each plan document, insurance contract, or other written instrument providing for such post-retirement welfare benefits, together with a description of any advance funding arrangement that has been established to fund post-retirement welfare benefits, has been provided or made available to LabOne. Schedule 3.14 contains a list of those Persons who are currently retired as of the date hereof with a right to any such future post-retirement welfare benefits and also contains a list of employees of the Osborn Entities who would be currently eligible for post-retirement welfare benefits if they retired and satisfied any waiting period provided for under the applicable plan.

                  (h) None of the ChoicePoint Entities or Osborn Entities nor any employer referred to in Section 3.14(f) above maintains, nor has contributed within the past five (5) years to, any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. No ChoicePoint Entity or Osborn Entity nor any such employer currently has any liability to make withdrawal liability payments to any multiemployer plan. There is no pending dispute between any ChoicePoint Entity or Osborn Entity or any such employer and any multiemployer plan concerning payment of contributions or payment of withdrawal liability payments.

                  (i) Except as set forth on Schedule 3.14, no lawsuit or complaint against, by, or relating to any Company Benefit Plan or any fiduciary, as defined in Section 3(21) of ERISA has been filed or is pending.

                  (j) Each Foreign Plan has been maintained in accordance with all applicable Laws and in good standing with each applicable Governmental Authority. All contributions have been made with respect to all Foreign Plans on a timely basis. None of the Osborn Entities or ChoicePoint Entities has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether vested or not) under each Foreign Plan, determined as of the end of the Osborn Entities' most recently ended fiscal year on the basis of actuarial assumptions provided for in such Foreign Plan, did not exceed the current value of the assets of such Foreign Plan.

                  (k) Each Company Benefit Plan that allows loans to plan participants has been operated in accordance with its terms, the plan's written loan policy and all applicable Laws. In addition, all outstanding loans from such Company Benefit Plans are current as of the date hereof, and there are no loans in default, as to any employee of an Osborn Entity.

                  (l) For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder and (ii) all references to the ChoicePoint Entities shall be deemed to be references to the Parent, ChoicePoint and their Affiliates.

         3.15 Labor Matters. Except as set forth on Schedule 3.15: (i) none of the Osborn Entities is a party to any labor or collective bargaining agreement, (ii) there are no labor or collective bargaining agreements that pertain to any employees of any of the Osborn Entities, (iii) no employees of any of the Osborn Entities are represented by any labor organization, (iv) no labor organization or group of employees of any of the Osborn Entities has made a demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of ChoicePoint, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal relating to any of the Osborn Entities, (v) there are no organizing activities involving any of the Osborn Entities pending or, to the knowledge of ChoicePoint, threatened by any labor organization or group of employees of any of the Osborn Entities, (vi) there are no strikes, work stoppages, slowdowns, lockouts or arbitrations or grievances or other labor disputes pending or, to the knowledge of the ChoicePoint, threatened against or involving any of the Osborn Entities, (vii) there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of ChoicePoint, threatened against or involving any of the Osborn Entities or any group of employees of any of the Osborn Entities, (viii) there are no complaints, charges or claims against any of the Osborn Entities pending or, to the knowledge of ChoicePoint, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by any of the Osborn Entities of any individual, including any claim for workers' compensation, (ix) hours worked by and payments made to employees of the Osborn Entities have not been in violation of the federal Fair Labor Standards Act or any other Law dealing with such matters, and (x) there are no controversies pending or, to the knowledge of ChoicePoint, threatened, between any of the Osborn Entities and any of their employees.

         3.16     Insurance.

                  (a) ChoicePoint has delivered to LabOne: (i) correct and complete summaries of all policies of insurance to which any Osborn Entity is a party or under which any Osborn Entity, or any director of any Osborn Entity, is or has been covered at any time within the two
         (2) years preceding the date hereof (the "Osborn Insurance Policies") and (ii) a correct and complete description of all claims made in respect of the Osborn Insurance Policies within such two (2) year period.

                  (b) Except as set forth on Schedule 3.16(b), (i) each Osborn Entity has paid all premiums due and, to the knowledge of ChoicePoint, has otherwise performed all of its obligations under each Osborn Insurance Policy, (ii) all Osborn Insurance Policies are in full force and effect and (iii) no written notice of cancellation or termination has been received with respect to any of the Osborn Insurance Policies.

         3.17 Intellectual Property. Schedule 3.17 sets forth a correct and complete list of: (a) all patents, technical documentation, trade secrets, trademarks, tradenames, service marks and copyrights (including all federal, state, and foreign registrations pertaining thereto) and all applications therefor that are owned by any Osborn Entity (collectively, the "Proprietary Intellectual Property"); and (b) all patents, technical documentation, trade secrets, trademarks, trade names, service marks, copyrights, software, technology, and processes (except for licenses of "off the shelf" software requiring payments less than $10,000 per year) that are used by any Osborn Entity pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property, the "Intellectual Property"). The Osborn Entities own, or have the right to use pursuant to valid and enforceable licenses and agreements identified on Schedule 3.17, all Intellectual Property and all software used in the Business. Except as set forth on Schedule 3.17, (i) each Osborn Entity has complied, in all material respects, with its contractual obligations relating to the protection of the Intellectual Property used by it pursuant to licenses or other contracts, (ii) the consummation of the transactions contemplated hereby will not alter or impair the right of any Osborn Entity to use any Intellectual Property, (iii) no claims have been asserted or, to the knowledge of ChoicePoint, threatened, with respect to the use by any Osborn Entity of any Intellectual Property or otherwise for patent, copyright or trademark infringement and (iv) to the knowledge of ChoicePoint, no Person is infringing on or violating the Intellectual Property rights or know-how used by the Osborn Entities.

         3.18     Customers.

                  (a) Schedule 3.18 sets forth accurate listings of the top twenty (20) customers of the Osborn Entities (i) based on the combined revenues of the Osborn Entities during the fiscal year ended December 31, 2000 and (ii) based on the combined revenues of the Osborn Entities during the six-month period ended June 30, 2001 (any such customer listed on Schedule 3.18, a "Material Customer").

                  (b) Except as set forth on Schedule 3.18, since January 1, 2000, none of the Osborn Entities has lost, and, to the knowledge of ChoicePoint, none of the ChoicePoint Entities or Osborn Entities has been notified that any of them will lose or suffer diminution in, and no representative of a customer has notified any of the ChoicePoint Entities or Osborn Entities that, in the event of a sale of the Osborn Entities, any of the Osborn Entities would lose or suffer diminution in, a relationship with any Material Customer. Except as set forth on Schedule 3.18, none of the Osborn Entities is a party to or bound by any contract, agreement or arrangement containing any so-called "most favored nation" provisions or any similar provision requiring any Osborn Entity to offer a Material Customer terms or concessions at least as favorable as offered to one or more other parties.

         3.19 Related Party Agreements and Transactions. Except as set forth on Schedule 3.19 and except as expressly contemplated by this Agreement and the Ancillary Agreements, there are no existing agreements or proposed transactions between (a) any of the Osborn Entities, on the one hand, and either ChoicePoint Entity or any Affiliate thereof, on the other hand or (b) to the knowledge of ChoicePoint, any Osborn Entity, on the one hand, and any officer, director or employee of any ChoicePoint Entity or Osborn Entity (such officers, directors and employees being hereinafter referred to as "Related Individuals") or any business in which a Related Individual has a direct or indirect ownership interest, on the other hand.

         3.20 Completeness of Disclosure. No representation, warranty or statement by the ChoicePoint Entities in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which they were made, not misleading.

         3.21 Brokers, Finders, and Investment Bankers. Except as disclosed on Schedule 3.21, neither the Osborn Entities nor ChoicePoint has employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement. The fees and expenses of the investment banker listed on Schedule 3.21 shall be paid by ChoicePoint.

         SECTION 4.        REPRESENTATIONS AND WARRANTIES OF THE PARENT.

                  The Parent hereby represents and warrants to LabOne as follows:

         4.1 Organization. The Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Georgia. The Parent has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

         4.2 Authorization. The Parent has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the performance by the Parent of its covenants and agreements hereunder and thereunder have been duly and validly authorized by the Board of Directors of the Parent, and no other corporate proceedings on the part of the Parent or its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement, each Ancillary Agreement to which it is a party or the consummation of the transactions so contemplated. Each of this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Parent and constitutes a valid and binding agreement of the Parent, enforceable against the Parent in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3      Absence of Restrictions and Conflicts. Except as set forth on
Schedule 4.3, the execution, delivery, and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements do not and will not (as the case may be), with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in any penalty or payment becoming due under, result in the loss of any benefit under, or permit the acceleration or termination of any right or obligation under, (a) any term or provision of the charter documents or bylaws of the Parent, (b) any "Osborn Contract", "Retained Real Property Lease", or "Retained Personal Property Lease", (c) any Order of any Governmental Authority to which the Parent is party or by which the Parent or any of its respective properties or assets are bound, (d) any Law applicable to the Parent, or (e) any License. Except as set forth on Schedule 4.3 and except for applicable requirements of Canadian regulatory authorities set forth on Schedule 4.3, no consent, approval, Order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority with respect to the Parent is required in connection with the execution, delivery, or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

         4.4 Brokers, Finders, and Investment Bankers. Except as disclosed on Schedule 4.4, the Parent has not employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement. The fees and expenses of the investment banker listed on Schedule 4.4 shall be paid by ChoicePoint.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF LABONE.

                  LabOne hereby represents and warrants to each of the ChoicePoint Entities as follows:

         5.1 Organization. LabOne is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Missouri. LabOne has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

         5.2 Authorization. LabOne has the corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is party and the performance by LabOne of its covenants and agreements hereunder and thereunder have been duly and validly authorized by the Board of Directors of LabOne, and no other corporate proceedings on the part of LabOne or its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions so contemplated. Each of this Agreement and each of the Ancillary Agreements to which it is party has been duly executed and delivered by LabOne and constitutes a valid and binding agreement of LabOne, enforceable against LabOne in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         5.3      Absence of Restrictions and Conflicts. Except as set forth on
Schedule 5.3, the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which LabOne is party, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements do not or will not (as the case may be), with or without the passing of time or the giving of notice or both, violate or conflict with, or constitute a breach of or default under, (a) any term or provision of the articles of incorporation or bylaws of LabOne, (b) any Order to which LabOne is a party or by which LabOne or any of its properties is bound or (c) any Law applicable to LabOne or the business engaged in by LabOne. Except as set forth on Schedule 5.3 and except for applicable requirements of Canadian regulatory authorities set forth on Schedule 5.3, no consent, approval, Order or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority with respect to LabOne is required in connection with the execution, delivery, or performance of this Agreement or the Ancillary Agreements to which LabOne is party by LabOne or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which LabOne is party by LabOne.

         5.4 Brokers, Finders, and Investment Bankers. Except as set forth on Schedule 5.4, LabOne has not employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement. The fees and expenses of the financial advisor listed on Schedule 5.4 shall be paid by LabOne.

         5.5      Purchase for Investment.

                  (a) LabOne is acquiring the Osborn Shares solely for investment for its own account and not with the view to, or for resale in connection with, any "distribution" (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. LabOne understands that the Osborn Shares have not been registered under the Securities Act or any state or foreign securities Laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Laws such securities may not be resold without registration under the Securities Act or under applicable state or foreign Law unless an applicable exemption from registration is available.

                  (b) LabOne is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. LabOne, by reason of its business and financial experience in business, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the purchase of the Osborn Shares, is able to bear the economic risk of such investment in Osborn, and is able to afford a complete loss of such investment.

         5.6 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of LabOne, threatened against LabOne, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict LabOne's ability to consummate the transactions contemplated hereby.

         SECTION 6.        ADDITIONAL COVENANTS AND AGREEMENTS.

         Each of the parties hereto shall comply with the following covenants and agreements to the extent applicable to such party (unless compliance is waived in advance in accordance with this Agreement):

         6.1      Access to Information.

                  (a) All information concerning the ChoicePoint Entities or any Osborn Entity furnished or provided by the ChoicePoint Entities, the Osborn Entities or their representatives to LabOne or its representatives (whether furnished before or after the date hereof) shall be held subject to the confidentiality agreement by and between the Parent and LabOne, dated as of January 25, 2001 (the "Confidentiality Agreement").

                  (b) LabOne agrees that it will maintain in a location reasonably convenient to the ChoicePoint Entities for at least seven
         (7) years after the date hereof (the "Tax/Accounting Retention Period"), the tax and accounting books, records, and documents (the "Tax/Accounting Records") of the Osborn Entities existing as of the date hereof. Notwithstanding the foregoing, in lieu of retaining any specific Tax/Accounting Records, LabOne may offer in writing to deliver such Tax/Accounting Records to the ChoicePoint Entities and, if such offer is not accepted within ninety (90) days, the offered Tax/Accounting Records may be destroyed or otherwise disposed of at any time. If the ChoicePoint Entities shall request in writing prior to the expiration of such 90-day period that any of Tax/Accounting Records proposed to be destroyed or disposed of be delivered to the ChoicePoint Entities, LabOne shall promptly arrange for delivery of such requested Tax/Accounting Records (at the ChoicePoint Entities' cost). Upon execution by ChoicePoint of a confidentiality agreement reasonably satisfactory to LabOne and

         ChoicePoint, LabOne shall afford the ChoicePoint Entities and their respective accountants, counsel, and representatives full access, for reasonable purposes, during normal business hours to Tax/Accounting Records at all times during the Tax/Accounting Retention Period.

                  (c) LabOne agrees that it will maintain in a location reasonably convenient to the ChoicePoint Entities at least for the longer of (i) two (2) years after the date hereof or (ii) the period of time required by law (the "Non-Tax/Accounting Retention Period"), the books, records, and documents other than the tax and accounting books, records, and documents (the "Non-Tax/Accounting Records") of the Osborn Entities existing as of the date hereof. Notwithstanding the foregoing, in lieu of retaining any specific Non-Tax/Accounting Records, LabOne may offer in writing to deliver such Non-Tax/Accounting Records to the ChoicePoint Entities and, if such offer is not accepted within ninety
         (90) days, the offered Non-Tax/Accounting Records may be destroyed or otherwise disposed of at any time. If the ChoicePoint Entities shall request in writing prior to the expiration of such 90-day period that any of Non-Tax/Accounting Records proposed to be destroyed or disposed of be delivered to the ChoicePoint Entities, LabOne shall promptly arrange for delivery of such requested Non-Tax/Accounting Records (at the ChoicePoint Entities' cost). Upon execution by ChoicePoint of a confidentiality agreement reasonably satisfactory to LabOne and ChoicePoint, LabOne shall afford the ChoicePoint Entities and their respective accountants, counsel, and representatives full access, for reasonable purposes, during normal business hours to such books, records, and documents at all times during the Non-Tax/Accounting Retention Period.

         6.2 Consents. With respect to any agreements for which any required consent or approval is not obtained prior to the date hereof, the ChoicePoint Entities and LabOne shall each use their reasonable best efforts to obtain any such consent or approval after the date hereof until such consent or approval has been obtained.

         6.3 Fees and Expenses. The ChoicePoint Entities will be jointly and severally obligated to pay all costs and expenses incurred by the Osborn Entities or the ChoicePoint Entities in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, without limitation, attorneys', accountants', brokers', finders', and investment banking fees and expenses (collectively, "Expenses"). LabOne shall bear all such Expenses incurred by LabOne.

         6.4 Public Announcements. Upon execution of this Agreement, no party shall make, or allow any Affiliate, agent or representative thereof to make, any public announcements regarding this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including, without limitation, any announcement to the financial community or to any Governmental Authorities, employees, customers, suppliers or the general public, without the prior written approval of the other party as to the content, timing and manner of presentation or publication thereof; provided, however, that each party may issue the press release agreed upon prior to the execution of this Agreement and each party may make such other announcements and such other disclosures as such party shall determine are required to be made by applicable Law (including, without limitation, by the applicable rules of the New York Stock Exchange or the Nasdaq Stock Market). In the event that any party hereto believes in good faith that any such disclosure is required by applicable Law, such party shall nonetheless use its good faith efforts to consult (as to the content, timing and manner of presentation or publication thereof) with the other party a reasonable period of time prior to making such disclosure.

         6.5      Employees; Employee Benefits.

                  (a) Except as provided below, nothing contained herein shall require LabOne to assume any Company Benefit Plans or accept the transfer of any assets or liabilities arising out of or associated with any Company Benefit Plans. All liabilities and obligations for retiree medical and life benefits payable on or after the date hereof to current retirees of the Osborn Entities, as determined on the date hereof, shall be paid by ChoicePoint.

                  (b) As of the date hereof, LabOne or an Affiliate thereof shall continue the employment of the Employees listed on Schedule 6.5(b)(i) (each such Employee who continues such employment being referred to individually herein as a "Transferred Employee" and all such Employees who continue such employment being referred to collectively herein as the "Transferred Employees"); provided, however, nothing contained herein shall be deemed to create an employment contract between LabOne and any Transferred Employee. Effective on the date hereof, pursuant to an employee secondment agreement mutually acceptable to the parties (the "Employee Secondment Agreement"), LabOne shall lease from CHS, for the transition period or periods contemplated by the Employee Secondment Agreement, the Employees listed on Schedule 6.5(b)(ii) (the "Osborn Contract Employees"), and all Osborn Contract Employees shall become employees of CHS and shall remain eligible to participate in the Company Benefit Plans for the duration of the transition period.

                  (c) ChoicePoint shall be solely responsible for terminating the Employees who are neither Transferred Employees nor Osborn Contract Employees ("Unaffected Employees"). ChoicePoint shall be solely responsible and assume liability for the termination of the Osborn Contract Employees and for all notices or payments due to any Unaffected Employees or Osborn Contract Employees prior to or subsequent to the date hereof, and all notices, payments, fines or assessments due to any Governmental Authority, pursuant to any applicable Law with respect to the employment, discharge, constructive discharge or layoff due to any Unaffected Employees or Osborn Contract Employees before or after the date hereof, including but not limited to the Workers Adjustment and Retraining Act (the "WARN Act") and the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any rules or regulations that have been issued in connection with the foregoing.

                  (d) For the period beginning on the date hereof and ending no earlier than December 31, 2001, LabOne shall, or shall cause the Osborn Entities to, provide each Transferred Employee and each Osborn Contract Employee who, subsequent to the transition period contemplated by the Employee Secondment Agreement, accepts an offer of employment with LabOne (collectively, the "Hired Employees") with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to similarly situated LabOne employees. LabOne shall treat all service completed by a Hired Employee with any of the Osborn Entities or any Affiliate thereof, and any predecessor thereto, the same as service completed with LabOne for all purposes, including waiting periods relating to preexisting conditions under medical plans, vacations, severance pay, eligibility to participate in, vesting or payment of benefits under, and eligibility for early retirement or any subsidized benefit provided for under any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by LabOne on or after the date hereof in which a Hired Employee participates, except for purposes of computing benefits under the accrued benefit formula in a pension plan (as defined in Section 3(2) of ERISA). Prior to the date hereof, ChoicePoint has furnished LabOne with a list of the length of service with the Osborn Entities or its Affiliates for each of the Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(l) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of any of the Osborn Entities or any Affiliate shall be credited or recognized under the comparable plan maintained after the date hereof by LabOne.

                  (e) After the date hereof, LabOne shall be responsible for, and shall indemnify and hold harmless ChoicePoint and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Company Benefit Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations, with respect to the Transferred Employees, relating to or arising out of all salaries, bonuses, commissions, vacation entitlements and other benefits accrued and included on the Final Working Capital Statement by any of the Osborn Entities but unpaid as of the date hereof.

                  (f) After the Closing Date, ChoicePoint agrees to use its best efforts to facilitate as soon as reasonably practicable, in accord with applicable Law, any request made by any Hired Employee for a rollover of an account balance from the ChoicePoint Inc. 401(k) Profit Sharing Plan to the LabOne 401(k) Plan (the "LabOne 401(k) Plan"). LabOne agrees to accept such rollovers into the LabOne 401(k) Plan upon the receipt of satisfactory documentation from ChoicePoint.

                  (g) ChoicePoint agrees to assign to LabOne all rights associated with and pertaining to all nondisclosure, confidentiality, invention assignment and noncompetition agreements between any of the Employees and ChoicePoint or any of its Affiliates.

         6.6 Use of ChoicePoint Corporate Name and Trademarks. As soon as reasonably practicable after the date hereof, but in any event within sixty (60) days after the date hereof, LabOne will, at its own expense, remove any and all exterior signs and other identifiers located on any of its property or premises that refer or pertain to the ChoicePoint Entities or that include the ChoicePoint Entities' name and logo or other trademark or intellectual property. Additionally, as soon as reasonably practicable after the date hereof, but in any event within sixty (60) days after the date hereof, LabOne will remove from all letterhead, envelopes, invoices, and other communications media of any kind, all references to the ChoicePoint Entities, including the ChoicePoint Entities' name and logo or other trademark or intellectual property.

         6.7 Transition Services Agreement. Contemporaneously with the execution of this Agreement, ChoicePoint and LabOne are entering into a transition services agreement mutually acceptable to the parties (the "Transition Services Agreement") concerning certain services to be provided by ChoicePoint to LabOne.

         6.8 Investigation by LabOne. LabOne has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Osborn Entities and acknowledges that the ChoicePoint Entities have provided LabOne with access to the personnel, properties, premises and records of the Osborn Entities for this purpose. In entering into this Agreement, LabOne has relied upon its own investigation and analysis, and LabOne (a) acknowledges that, except as otherwise specifically provided in this Agreement, neither the ChoicePoint Entities, the Osborn Entities nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to LabOne or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, and (b) agrees, to the fullest extent permitted by Law, that neither ChoicePoint, the Osborn Entities nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to LabOne or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to LabOne or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (or any omissions therefrom), except as and only to the extent expressly set forth herein with respect to the representations and warranties of the ChoicePoint Entities in Section 3 and
Section 4 of this Agreement and subject to the limitations and restrictions contained herein.

         6.9 Audit of Osborn Year-End Financial Statements. On or before the date hereof, the ChoicePoint Entities have caused their independent auditors (the "ChoicePoint Auditors") to commence an audit of the unaudited consolidated balance sheets and related unaudited statements of operations, cash flows and stockholders' equity (deficit) of the Osborn Entities as of and for the fiscal years ended December 31, 1998, 1999 and 2000 (the "Osborn Year-End Financial Statements") (such audit, together with the preparation and audit of any Required Pro Forma Financials (as hereinafter defined), the "Audit"). From and after the date hereof, the ChoicePoint Entities shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause the ChoicePoint Auditors to, at the option of LabOne either (x) complete the Audit or (y) assist with and facilitate the completion of the Audit, in either case, on or prior to the sixtieth (60th) day following the date hereof. If requested by LabOne, the ChoicePoint Entities shall (A) if the Audit is completed by the ChoicePoint Auditors, use their commercially reasonable efforts to cause such auditors to deliver such representations, reports and consents as are requested by LabOne in order to comply with the rules and regulations of the Securities and Exchange Commission (the "SEC") and other Laws applicable to LabOne and (B) if any pro forma financial statements are required by such SEC rules and regulations or other Laws ("Required Pro Forma Financials"), use their commercially reasonable efforts to, and use their commercially reasonable efforts to cause the ChoicePoint Auditors to, assist with and facilitate the completion and audit of such Required Pro Forma Financials prior to the sixtieth (60th day) following the date hereof. Additionally, the ChoicePoint Entities shall from time to time hereafter, at LabOne's reasonable request, cooperate with LabOne in connection with the Audit. LabOne shall pay the fees and expenses of the ChoicePoint Auditors in connection with the Audit and any other services provided pursuant to this Section 6.9.

         6.10 Insurance Matters. All Surety Bonds and Osborn Insurance Policies shall be terminated as of the date hereof.

         SECTION 7.        RESTRICTIVE COVENANTS.

         7.1      Definitions. For the purposes of this section:

                  (a) "Osborn Activities" means insurance laboratory testing services, management of ordering and receipt of life and health insurance underwriting and claim information requirements and status reports, and teleunderwriting services, but excluding the Permitted Activities (as hereinafter defined);

                  (b) "Noncompetition Period" or "Nonsolicitation Period" means the period beginning on the date hereof and ending on the fifth
         (5th) anniversary of the date hereof;

                  (c)      "Permitted Activities" means

                           (i) the following underwriting and claims information services activities provided by the Parent or its Affiliates to insurance companies to assist those companies in assessing the insurability and associated policy pricing of individuals and property: the furnishing of access to motor vehicle reports, the maintenance of a database of claims histories, the provision of automated claims verification information services to both the property and casualty and the life and health insurance markets, and the provision of database marketing services, including pre-screened and direct marketing lists;

                           (ii) those activities provided by the Parent or its Affiliates related to pre-employment background investigations, pre-employment and regulatory compliance drug testing services (but not drug testing), shareholder locator searches, credential verification services, and due diligence and public record information searches;

                           (iii) those activities provided by the Parent or its Affiliates related to modeling services, customized policy rating and issuance software, property inspections and audits to the commercial insurance market, and technology solutions to the life insurance market other than the management of ordering and receipt of life and health insurance underwriting and claim information requirements and status reports;

                           (iv) those activities provided by the Parent or its Affiliates related to forensics and human identification, paternity testing, population genetics, and advanced research (including, but not limited to, validation studies, genetic sequencing and database construction, genetic diversity studies, species origin analysis, and mitochondrial typing);

                           (v) those activities provided by the Parent or its Affiliates related to (A) the Appraise Product and (B) the intellectual property set forth on Schedule 2.2(a)(ii); and

                           (vi) those activities contemplated in the Transition Services Agreement.

                  (d) "Territory" means the United States of America and Canada, such area being where customers and actively sought prospective customers of the Osborn Entities are located.

         7.2      Noncompetition.

                  (a) Acknowledgment. The ChoicePoint Entities acknowledges that the Osborn Entities conduct the Osborn Activities throughout the Territory and that, to protect adequately the interest of LabOne in the Business and goodwill of the Osborn Entities, it is essential that any noncompetition covenant with respect thereto cover all Osborn Activities and the entire Territory for the duration of the Noncompetition Period.

                  (b) Trade Name. The ChoicePoint Entities hereby agree that, during the Noncompetition Period, neither of the ChoicePoint Entities nor any of their Affiliates will, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of any business conducted under any corporate, product, or trade name or trademark of, the Osborn Entities, or name or mark similar thereto, without the prior written consent of LabOne.

                  (c) Noncompetition Covenant. The ChoicePoint Entities hereby agree that neither of the ChoicePoint Entities nor any of their Affiliates will, during the Noncompetition Period, directly or indirectly, conduct Osborn Activities in the Territory or otherwise engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, or consulting nature) to any business that conducts any of Osborn Activities in the Territory. Notwithstanding anything in this Agreement to the contrary, each of the ChoicePoint Entities and their Affiliates may acquire up to two percent (2%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market and may conduct the Permitted Activities. The ChoicePoint Entities and LabOne acknowledge that, in the course of acquiring business entities or assets ("Acquired Entities"), the ChoicePoint Entities may wish to acquire an Acquired Entity or Acquired Entities that engage in the Osborn Activities as part of its business activities. The ChoicePoint Entities and LabOne acknowledge that nothing in this Agreement shall prevent the ChoicePoint Entities or their Affiliates from acquiring (and, thereafter, owning and operating) an Acquired Entity or Acquired Entities during the Noncompetition Period that engage in the Osborn Activities, provided that the trailing twelve-month revenues derived from the Osborn Activities by the Acquired Entity or Acquired Entities, in the aggregate, do not exceed $30,000,000; provided, however, that, if, subsequent to the purchase of such Acquired Entity or Acquired Entities, the ChoicePoint Entities or their Affiliates receive and wish to accept a bona fide offer to dispose of the portion of the business of the Acquired Entity or Acquired Entities engaged in the Osborn Activities, the ChoicePoint Entities or their Affiliates, as the case may be, shall offer to sell to LabOne the portion of the business of the Acquired Entity or Acquired Entities engaged in the Osborn Activities at the price and under the terms offered by such bona fide offeror.

                  (d) Nonsolicitation. The ChoicePoint Entities hereby agree that they will not, during the Nonsolicitation Period, directly or indirectly:

                           (i) solicit or attempt to solicit, any business from any of the Osborn Entities' customers existing as of the date hereof or during the one-year period prior to the date hereof, for purposes of providing products or services that are competitive with those provided by the Osborn Entities in their conduct of the Osborn Activities; or

                           (ii) hire, recruit, or solicit or attempt to hire, recruit, or solicit, on behalf of any ChoicePoint Entity or Affiliate thereof or on behalf of any other Person, firm, or corporation, any employee or independent contractor of any Osborn Entity, other than (A) those individuals listed on
                  Schedule 7.2(d)(ii), (B) any individual who is not hired by LabOne or the Osborn Entities following the termination of the Employee Secondment Agreement, and (C) any individual who is hired by LabOne or the Osborn Entities but whose employment is thereafter terminated by LabOne or the Osborn Entities; provided, however, any individual covered by Section 7.2(d)(ii)(C) shall remain subject to any non-compete and confidentiality agreements with LabOne.

         7.3 Severability. If a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the ChoicePoint Entities, the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the ChoicePoint Entities. In this regard, the ChoicePoint Entities hereby agree that any Governmental Authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Agreement to the remaining portion of the Territory, the remaining business activities, and the remaining time period not so severed by such judicial or arbitral authority.

         SECTION 8.        CONTEMPORANEOUS ACTIONS.

         Contemporaneously with the execution of this Agreement, the following actions have been taken:

         8.1 LabOne Documents. LabOne has delivered, or caused to be delivered, to ChoicePoint the following:

                  (a)      the Purchase Price;

                  (b) an opinion mutually acceptable to the parties of Reboul, MacMurray, Hewitt, Maynard & Kristol, special counsel to LabOne, and an opinion mutually acceptable to the parties of Morrison & Hecker, Missouri counsel to LabOne;

                  (c) a mutual release mutually acceptable to the parties executed by LabOne (the "Release");

                  (d)      the Transition Services Agreement executed by LabOne;

                  (e) a lease agreement mutually acceptable to the parties executed by LabOne (the "Lease Agreement");

                  (f) a sublease agreement mutually acceptable to the parties executed by LabOne (the "Kit Factory Sublease Agreement");

                  (g)      the Employee Secondment Agreement executed by LabOne;

                  (h) a software license agreement mutually acceptable to the parties executed by LabOne or one of its Affiliates (the "Software License Agreement");

                  (i) a trademark license agreement mutually acceptable to the parties executed by LabOne or one of its Affiliates (the "Trademark License Agreement");

                  (j) a technology license agreement mutually acceptable to the parties executed by LabOne or one of its Affiliates (the "Technology License Agreement");

                  (k) a motor vehicle record reseller agreement mutually acceptable to the parties executed by LabOne or one of its Affiliates (the "MVR Agreement");

                  (l) the Osborn Canada Stock Purchase Agreement executed by LabOne Canada, Inc.; and

                  (m) such other documents executed by LabOne and/or one or more of its Affiliates as shall be mutually agreed upon by the parties.

         8.2 Transfers Complete. The transfers contemplated by Section 2 of this Agreement have been completed pursuant to a contribution and distribution agreement and the other documents of transfer of title mutually acceptable to the parties.

         8.3 Third-Party Consents and Notices. All contractual and other third party consents and notices required to be obtained or made prior to the date hereof by any of the ChoicePoint Entities or any of the Osborn Entities in connection with the execution and delivery of this Agreement or any Ancillary Agreement and/or the consummation of the transactions contemplated hereby and thereby that are listed on Schedule 8.3 have been obtained and copies thereof have been delivered to LabOne.

         8.4 ChoicePoint Documents. ChoicePoint has delivered, or caused to be delivered, to LabOne the following:

                  (a) the stock certificates representing the Osborn Shares and accompanying stock powers evidencing the transfer of the Osborn Shares to LabOne;

                  (b) the stock certificates representing the outstanding shares of capital stock of the Osborn Subsidiaries;

                  (c) the organizational record books, minute books, stock books and corporate seals of the Osborn Entities;

                  (d) a list of personal property owned by any Osborn Entity which is not being transferred to ChoicePoint pursuant to
         Section 2.2 of this Agreement;

                  (e) an opinion mutually acceptable to the parties of King & Spalding, counsel to ChoicePoint;

                  (f) the Release executed by each of the Choice Point Entities on behalf of the ChoicePoint Entities and their Affiliates (other than the Osborn Entities);

                  (g) written resignations of each of the officers and directors of the Osborn Entities (other than those identified in writing by LabOne to ChoicePoint prior to the date hereof);

                  (h)      the Transition Services Agreement executed by
         ChoicePoint;

                  (i)      the Lease Agreement executed by ChoicePoint;

                  (j)      the Kit Factory Sublease Agreement executed by
         ChoicePoint;

                  (k)      the Employee Secondment Agreement executed by CHS;

                  (l) the Software License Agreement executed by ChoicePoint or one of its Affiliates;

                  (m) the Trademark License Agreement executed by ChoicePoint or one of its Affiliates;

                  (n) the Technology License Agreement executed by ChoicePoint or one of its Affiliates;

                  (o) the MVR Agreement executed by ChoicePoint or one of its Affiliates;

                  (p) the Osborn Canada Stock Purchase Agreement executed by Osborn; and

                  (q) such other documents executed by ChoicePoint and/or one or more of its Affiliates as shall be mutually agreed upon by the parties.

         SECTION 9.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.;
INDEMNIFICATION.

         9.1 Survival of Representations, Warranties, Covenants and Agreements; Right to Indemnification not Affected by Knowledge. The representations, warranties, covenants and agreements made by the parties in this Agreement and in the Ancillary Agreements shall survive the date hereof for the Claims Period (as hereinafter defined) applicable thereto. The right of any party to seek indemnification under this Section 9 or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement or in any Ancillary Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

         9.2 Indemnification Obligations of the ChoicePoint Entities. The ChoicePoint Entities shall, jointly and severally, indemnify, defend, and hold harmless LabOne and its officers, directors, employees, and Affiliates (including, after the date hereof, the Osborn Entities), and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "LabOne Indemnified Parties") from, against, and in respect of any and all Losses (as hereinafter defined) arising out of or relating to:

                  (a) any breach or inaccuracy of any representation or warranty made by ChoicePoint in Section 3 hereof (but excluding any Losses relating to any breach or inaccuracy of the representations and warranties contained in Section 3.12 to the extent such Losses are reduced as a result of payments made under Section 10.7) or by the Parent in Section 4 hereof;

                  (b) any breach of any covenant, agreement, or undertaking made by the ChoicePoint Entities in this Agreement or any Ancillary Agreement;

                  (c) any liabilities of the Osborn Entities relating to the Owned Real Property, the ChoicePoint Personal Property, the ChoicePoint Personal Property Leases, and the distributions to the Parent and its Affiliates contemplated by Section 2 hereof;

                  (d) any (i) indebtedness for borrowed money of any Osborn Entity existing as of the date hereof; (ii) liabilities or obligations of any Osborn Entity in respect of guaranties entered into or letters of credit issued prior to the date hereof; (iii) the deferred purchase price of assets or services purchased prior to the date hereof which, in accordance with GAAP, should be shown on the liability side of a consolidated balance sheet of the Osborn Entities; (iv) any obligation of any Osborn Entity to pay a specified purchase price for goods or services whether or not delivered or accepted pursuant to any agreement entered into prior to the date hereof; or (v) liabilities or obligations of any Osborn Entity, as lessee, under any lease of property (whether real, personal or mixed) entered into prior to the date hereof which, in accordance with GAAP, should be shown as a capital lease on a consolidated balance sheet of the Osborn Entities;

                  (e) any claim, action, proceeding or investigation brought against any of the Osborn Entities prior to or after the date hereof based upon any event or omission occurring in respect of the assets, properties, activities or operations of the Osborn Entities prior to the date hereof;

                  (f) any liability for or obligation to pay severance to any Unaffected Employee or Osborn Contract Employee; and

                  (g) (i) all salaries, bonuses, commissions, vacation entitlements and other benefits or compensation earned or accrued prior to or after the Statement Date by any Unaffected Employee or any Osborn Contract Employee, (ii) all salaries, bonuses, commissions, vacation entitlements and other benefits or compensation earned or accrued prior to the Statement Date by any Transferred Employee, (iii) any liabilities or obligations in respect of any Company Benefit Plan, (iv) any claims of, or damages or penalties sought by, any Unaffected Employee or any Osborn Contract Employee with respect to any act or failure to act by any ChoicePoint Entity to the extent arising from the employment, discharge, layoff or termination of any such employee, (v) any liabilities under COBRA or the WARN Act as a result of the termination of any Unaffected Employee or Osborn Contract Employee and
         (vi) all liabilities and obligations for retiree medical and life benefits payable on and after the date hereof to current retirees of the Osborn Entities, as determined on the date hereof.

         For purposes of this Section 9, "Loss" or "Losses" shall mean any and all claims, liabilities, obligations, losses (including any diminution in the value of the Osborn Shares and the Osborn Canada Shares), costs, expenses, penalties, fines, judgments, and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation, and reasonable attorneys' and accountants' fees and expenses) incurred by an Indemnified Party; provided, however, that an Indemnified Party shall not be entitled to indemnification hereunder to the extent an accrual of liability or a specific reserve for such matter is included in the Final Working Capital Statement.

         9.3 Indemnification Obligations of LabOne. LabOne shall indemnify and hold harmless each of the ChoicePoint Entities and their respective officers, directors, employees, and Affiliates, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "ChoicePoint Indemnified Parties") from, against, and in respect of any and all Losses arising out of or relating to:

                  (a) any breach or inaccuracy of any representation or warranty made by LabOne in Section 5; and

                  (b) any breach of any covenant, agreement, or undertaking made by LabOne in this Agreement or any Ancillary Agreement.

         9.4      Indemnification Procedure.

                  (a) Promptly after receipt by a LabOne Indemnified Party or a ChoicePoint Indemnified Party (hereinafter referred to as, the "Indemnified Party") of notice by a third party of any claim or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Losses (ignoring, for this purpose, the Threshold Amount (as hereinafter defined)), such Indemnified Party shall, within ten (10) days, notify LabOne or ChoicePoint, as the appropriate indemnifying party or representative thereof (the "Indemnifying Party"), of such third-party claim or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such third-party claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such third-party claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of any rights or defenses otherwise available to the Indemnifying Party with respect to such third-party claim. Unless the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith after conferring with its outside counsel that joint representation would be inappropriate, the Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period (or earlier 10-day period, if applicable), then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding for the account and risk of the Indemnifying Party, and the Indemnifying Party shall pay the fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and to cooperate in good faith with the other with respect to the defense of any such action. Anything in this Section 9.4 to the contrary notwithstanding, the Indemnifying Party shall not be entitled to assume the defense of any third-party claim (and shall pay the fees and expenses of counsel incurred by the Indemnified Party in defending such third-party claim as incurred) if the third-party claim seeks an injunction or other equitable relief or any other relief other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.

                  (b) If an Indemnifying Party assumes the defense of any third-party claim pursuant to paragraph (a) above, the Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise such third claim or consent to the entry of any judgment in respect thereof unless (A) the sole relief provided to such third party is the payment of monetary damages which the Indemnifying Party pays or causes to be paid concurrently with the effectiveness thereof; (B) there is no finding or admission of any violation of Law or any violation of the rights of any Person and, in the good faith judgment of the Indemnified Party, no effect on any other claims that may be made against the Indemnified Party; and (C) the Indemnifying Party shall obtain, as a condition of such settlement, a complete unconditional release of the Indemnified Party. The Indemnified Party will have no liability with respect to any compromise or settlement of any third-party claim that is effected in violation of clause (ii) of the preceding sentence.

                  (c) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a third-party claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim (together with a reasonably detailed description of the facts giving rise thereto, the provision of this Section 9 under which indemnification is being sought and the amount (or estimated amount) of Losses relating thereto) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party shall promptly pay any amount of such claim that is not disputed and the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 11.12.

         9.5 Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party, which period shall (a) begin on the date hereof and (b) terminate as follows:

                   (i) with respect to any Losses covered by Sections 9.2(a) or 9.3(a) hereof, the Claims Period shall terminate on the date that is eighteen (18) months from the date hereof; provided, however, the Claims Period shall (A) continue until the expiration of any applicable statute of limitations (giving effect to any extensions thereof) with respect to any Losses resulting from any breach or inaccuracy of any representation or warranty contained in Section 3.12 or
                   Section 3.14 hereof; and (B) the Claims Period shall continue indefinitely with respect to any Losses resulting from any breach or inaccuracy of any representation or warranty contained in Section 3.1, 3.2, 3.4, 4.1, 4.2, 5.1 or
                  5.2 hereof; and

                           (ii) with respect to any Losses covered by Sections 9.2(b), 9.2(c), 9.2(d), 9.2(e), 9.2(f), 9.2(g) or
                  9.3(b) hereof, the Claims Period shall continue until expiration of the applicable statute of limitations (after giving effect to any extensions thereof).

         Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         9.6 Threshold Amount; Limitation Amount. Notwithstanding anything to the contrary set forth herein, the ChoicePoint Entities shall be liable for Losses arising under Section 9.2(a) only to the extent that any such Losses exceed, in the aggregate, $500,000 (the "Threshold Amount"), and such liability shall be only for amounts which, in the aggregate, are in excess of the Threshold Amount, and in no event shall the aggregate liability of the ChoicePoint Entities under Section 9.2(a) exceed $9,750,000 (the "Limitation Amount"). Notwithstanding the foregoing, Losses arising under or pursuant to any matter constituting fraud or criminal activity under applicable Law by either of the ChoicePoint Entities or, prior to the date hereof, any Osborn Entity shall not be subject to the Threshold Amount or the Limitation Amount.

         9.7 Limitations on Indemnification. Notwithstanding anything contained herein to the contrary:

                  (a) The amount of Losses to which an Indemnified Party may be entitled to be indemnified against and reimbursed for under this
         Section 9 shall be (i) reduced by any indemnity or other recovery under any contract between an Indemnified Party and any third party and (ii) reduced by any insurance proceeds received by an Indemnified Party with respect to such Losses, (iii) reduced by any Tax benefits derived by an Indemnified Party as a result of such Losses; and (iv) increased by any Tax detriment suffered by an Indemnified Party as a result of its receipt of, or entitlement to, any indemnification payments including any increase in such payments pursuant to clause (iii). The parties shall cooperate with each other with respect to making claims under any contracts between an Indemnified Party and any third parties which agreements provide indemnification or similar rights for the benefit of the Indemnified Party. Such cooperation shall include making all reasonable claims and demands against any such third parties and pursuing such claims and demands in a commercially reasonable and timely manner.

                  (b) If the Indemnifying Party makes any payment under this Section 9 with respect to any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or other party with respect to such Losses, and the Indemnified Party shall assign to the Indemnifying Party any and all rights with respect to which and to the extent to which indemnification shall have been sought or made under this Agreement, and the Indemnified Party shall not take any action which directly or indirectly would affect such claims that the Indemnifying Party may have with respect thereto and shall cooperate in a timely and commercially reasonable manner with the Indemnifying Party in pursuing such claims.

                  (c) Attorney, consultant, and other professional fees and disbursements incurred by an Indemnified Party in connection with this
         Section 9 shall be reasonable and based only on time actually spent which shall be charged at no more than such professional's standard hourly rate.

         9.8 Exclusive Remedy. Except as provided in Section 10 and Section 1.4, except to the extent a party may be entitled to the remedy of specific performance, and except for a breach of any representation, warranty, or covenant as a result of any matter constituting fraud or criminal activity under applicable Law, the indemnification provisions of this Section 9 shall be the exclusive remedy of the parties hereto against any other party under this Agreement or otherwise with respect to Losses.

         SECTION 10.       TAX MATTERS.

         10.1 Preparation and Filing of Tax Returns. ChoicePoint will prepare and timely file or will cause to be prepared and timely filed all appropriate Federal, state, provincial, local and foreign Tax Returns in respect of the Osborn Entities and their assets or activities that (a) are required to be filed on or before the date hereof or (b) are required to be filed after the date hereof and (i) are Consolidated Tax Returns or (ii) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any Tax period ending on or before the date hereof. It is understood that any Income Taxes attributable to (x) the distributions contemplated by Section 2 of this Agreement or (y) any "deferred intercompany transaction" under Treasury Regulation Section 1.1502-13 or 1.1502-14 or any transaction governed by a similar provision that will be recognized as a result of the transactions completed by this Agreement shall be reported on the Tax Returns described in clause (b) of the foregoing sentence. It is further understood that any sales, use, transfer or similar Taxes attributable to the distributions contemplated by
Section 2 of this Agreement shall be the sole responsibility of ChoicePoint and that ChoicePoint shall be solely responsible for the preparation of any Tax Returns relating to such Taxes. LabOne will prepare or cause to be prepared and will timely file or cause to be timely filed all other Tax Returns required of LabOne and its subsidiaries and Affiliates (including the Osborn Entities), or in respect of their assets or activities. Any such Tax Returns that include periods ending on or before the date hereof or that include the activities of any of the Osborn Entities prior to the date hereof will be prepared with the assistance of the ChoicePoint Entities, and will, insofar as they relate to the Osborn Entities, be on a basis consistent with the last previous such Tax Returns filed in respect of the Osborn Entities, unless ChoicePoint or LabOne, as the case may be, concludes that there is no reasonable basis for such position. Any reasonable out-of-pocket costs and expenses incurred in connection with the preparation and filing of any Tax Return referred to in the preceding sentence shall be borne by the ChoicePoint Entities and LabOne in proportion to their responsibility for the Taxes reported on such Tax Return, whether or not previously paid. None of LabOne or its Affiliates will file any amended Tax Returns for any periods for or in respect of the Osborn Entities with respect to which LabOne is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 10.1 without the prior written consent of ChoicePoint.

         10.2     Payment of Taxes.

                  (a) The ChoicePoint Entities shall be jointly and severally obligated to timely pay or cause to be paid (a) all Income Taxes, and all Taxes shown as due other than Income Taxes, with respect to Tax Returns which ChoicePoint is obligated to prepare and file or cause to be prepared and filed pursuant to Section 10.1 and (b) all Taxes other than Income Taxes due on or before the date hereof for which no Tax Return is required to be filed. Subject to the ChoicePoint Entities' obligations described in Section 10.2(b) to pay LabOne an amount equal to the amount of any Taxes attributable to a Pre-Closing Tax Period, LabOne shall pay or cause to be paid (a) all Taxes shown as due with respect to any Tax Return for any taxable period that includes (but does not end on) the date hereof (a "Straddle Period") which LabOne is obligated to prepare and file or cause to be prepared and filed pursuant to Section 10.1 and (b) all Taxes owed by any of the Osborn Entities for all taxable periods beginning after the date hereof.

                  (b) LabOne shall deliver to ChoicePoint copies of any Straddle Period Tax Return that LabOne is obligated to prepare and file or cause to be prepared and filed pursuant to Section 10.1 no later than ten (10) business days before filing for approval by ChoicePoint, which approval shall not be unreasonably withheld. Any such Tax Return shall be accompanied with a calculation by LabOne pursuant to the provisions of Section 10.7(b) of the amount of the Taxes shown on such Tax Return that are attributable to the Pre-Closing Tax Period, and that are therefore the joint and several responsibility of the ChoicePoint Entities. No later than three (3) business days prior to the due date of any such Straddle Period Tax Return, the ChoicePoint Entities shall be jointly and severally obligated to pay to LabOne an amount equal to the amount of such Taxes attributable to the Pre-Closing Tax Period pursuant to such calculation to the extent, if any, that such amount exceeds the sum of any estimated payments, deposits or credits made or applied prior to the date hereof and any amount reserved for tax liabilities on the Final Working Capital Statement with respect to the Taxes to which such Straddle Period Tax Return relates. In the event that ChoicePoint disagrees with such calculation, the ChoicePoint Entities shall not be relieved of their joint and several obligation to pay the amount resulting from such calculation, but may instead request that such calculation be reviewed by an independent accounting firm mutually agreeable to both ChoicePoint and LabOne. The decision of such independent accounting firm shall be final and binding upon the parties hereto, and the ChoicePoint Entities and LabOne shall each bear one-half of the fees and expenses of such accounting firm. LabOne shall pay to ChoicePoint the amount, if any, by which the sum of any estimated payments, deposits or credits made or applied prior to the date hereof with respect to such Tax for the Straddle Period exceeds the amount of such Taxes.

         10.3 Tax Sharing Agreements. On the date hereof, all Tax sharing agreements and arrangements between (a) any of the Osborn Entities, on the one side and (b) either of the ChoicePoint Entities or any of their subsidiaries or Affiliates, on the other side, will be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments will be made thereunder on or after the date hereof in respect of a re-determination of Tax liabilities or otherwise.

         10.4 Carryforwards and Carrybacks. LabOne will cause each of the Osborn Entities to elect, where permitted by Law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the date hereof that could, in the absence of such an election, be carried back to a taxable period of any of the Osborn Entities ending on or before the date hereof in which any of the Osborn Entities were included in a Consolidated Tax Return. LabOne, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of any Osborn Entity for any Tax year ending on any date following the date hereof to any period of any Osborn Entity ending on or before the date hereof with respect to which any of the Osborn Entities was included in a Consolidated Tax Return.

         10.5 Refunds and Credits. ChoicePoint will be entitled to retain, or receive immediate payment from LabOne or any of its subsidiaries or Affiliates (including the Osborn Entities) of any refund or credit arising with respect to any of the Osborn Entities (including, refunds and credits arising by reason of amended Tax Returns filed after the date hereof or otherwise) relating to Taxes with respect to any Tax period ending on or before the date hereof, including, without limitation, any refund relating to Kansas income Taxes with respect to the Tax period ending December 31, 1998; provided, however, that no value shall be assigned to any such prospective refund or credit on the Final Working Capital Statement. LabOne and the Osborn Entities will be entitled to retain, or receive immediate payment from ChoicePoint of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the date hereof relating to any of the Osborn Entities. LabOne and ChoicePoint will equitably apportion any refund or credit with respect to Income Taxes with respect to any Straddle Period. Notwithstanding any other provision of this
Section 10.5, ChoicePoint will be entitled to receive payment from LabOne of an amount equal to the amount of any credit claimed by LabOne or its subsidiaries (including the Osborn Entities) in any Tax Period beginning after the date hereof that is attributable to any consolidated unused foreign tax which is paid or accrued on or before the date hereof and attributed to any of the Osborn Entities under Treas. Reg ss. 1.1502-79(d); provided, however, that no value shall be assigned to any such foreign tax credit on the Final Working Capital Statement.

         10.6 Tax Cooperation. Each of LabOne and ChoicePoint will provide the other party with such information and records and make such of its Representatives available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to any of the Osborn Entities.

         10.7     Tax Indemnification.

                  (a) The ChoicePoint Entities will jointly and severally indemnify, defend and hold the LabOne Indemnified Parties harmless from and against (i) all liability for Taxes of the Osborn Entities for any taxable period that ends on or before the date hereof and the portion of any Straddle Period ending on the date hereof, (ii) all liability (as a result of Treas. Reg.ss.1.1502-6(a) or otherwise) for Income Taxes of any ChoicePoint Entity or any other Person (other than the Osborn Entities) which is or has ever been affiliated with any of the Osborn Entities, or with whom any of the Osborn Entities otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return, prior to the date hereof, (iii) all liability for any breach of ChoicePoint's representations and warranties contained in Section
         3.12 or the ChoicePoint Entities' covenants contained in this Section 10, (iv) all liability for any Taxes arising out of, or attributable to any of the distributions contemplated by Section 2 of this Agreement, and (v) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (i),
         (ii), (iii) or (iv) above; provided, however, that a LabOne Indemnified Party shall not be entitled to indemnification hereunder to the extent an accrual of liability or a specific reserve for such matter is included in the Final Working Capital Statement. Notwithstanding the foregoing, ChoicePoint will not indemnify, defend or hold harmless any member of the LabOne Indemnified Parties from any liability for Taxes attributable to any action taken on the date hereof by LabOne, any of its subsidiaries or Affiliates (including the Osborn Entities), or any transferee of LabOne or any of its subsidiaries or Affiliates (other than any such action taken in the ordinary course of business or expressly required or otherwise expressly contemplated by this Agreement) (a "LabOne Tax Act").

                  (b) LabOne will indemnify, defend and hold the ChoicePoint Indemnified Parties harmless from and against (i) except to the extent any of the ChoicePoint Entities is otherwise required to indemnify LabOne for such Tax pursuant to Section 10.7(a), all liability for Taxes of each of the Osborn Entities for any taxable period beginning after the date hereof and the portion of any Straddle Period beginning after the date hereof, (ii) all liability for Taxes attributable to a LabOne Tax Act, (iii) all liability for Taxes attributable to an election by LabOne under section 338 of the Code with respect to the purchase of the Osborn Entities and (iv) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (i), (ii) or
         (iii) above.

                  (c) The obligations of each party to indemnify, defend and hold harmless the other party or parties and other Persons, pursuant to Sections 10.7(a) and 10.7(b), will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

                  (d)      In the case of any Straddle Period:

                           (i) The periodic Taxes of each of the Osborn Entities that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the date hereof (the "Pre-Closing Tax Period") shall be computed based on the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax period;

                           (ii) Taxes of each of the Osborn Entities for the Pre-Closing Tax Period (other than Taxes described in Section 10.7(d)(i) above) will be computed as if such taxable period ended as of the close of business on the date hereof, and, in the case of any Taxes of any of the Osborn Entities attributable to the ownership by any of the Osborn Entities of any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the date hereof, and, in each case, if such Taxes are Income Taxes, such Income Taxes shall be computed by determining the items of income, expense, deduction, loss or credit on a "closing of the books" basis as of the end of the date hereof; and

                           (iii) Income Taxes of each of the Osborn Entities for which a Consolidated Tax Return is filed will be computed in accordance with the principles of Treas. Reg.ss. 1.1502-76 as if separate returns had been filed for each of the Osborn Entities for such Pre-Closing Tax Period and all prior taxable periods.

                  (e) Any indemnity payment required to be made pursuant to this Section 10.7 will be paid within thirty (30) days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant taxing authority (including estimated Tax payments).

         10.8     Tax Contests.

                  (a) If a claim is made by any taxing authority which, if successful, might result in an indemnity payment to any member of the LabOne Indemnified Parties or ChoicePoint Indemnified Parties pursuant to Section 10.7, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a "Tax Claim"); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.

                  (b) With respect to any Tax Claim relating to Taxes and relating to a taxable period ending on or before the date hereof or to any other taxable period in which any of the Osborn Entities joined in filing any Consolidated Tax Return, ChoicePoint will control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. LabOne will control all proceedings and may make all decisions in connection with any Tax Claim other than a Tax Claim described in the first sentence of this Section 10.8(b) or a Tax Claim described in
         Section 10.8(c) (including selection of counsel).

                  (c) ChoicePoint and LabOne will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of any of the Osborn Entities for any Straddle Period. Neither ChoicePoint nor LabOne will settle any such Tax Claim without the prior written consent of the other (which consent shall not be unreasonably withheld).

                  (d) Each of LabOne, the Osborn Entities and their respective Affiliates, on the one hand, and the ChoicePoint Entities and their respective Affiliates, on the other, will cooperate in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         10.9     Definitions. As used in this Agreement:

                  (a) "Consolidated Tax Returns" means Tax Returns which include the Osborn Entities, on the one hand, and the ChoicePoint Entities or any of their subsidiaries or Affiliates (other than the Osborn Entities), on the other hand; and

                  (b) "Income Taxes" means all Taxes based upon, measured by, or calculated with respect to (a) net income or profits (including any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or other similar Taxes) or (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is described in clause (a) of this definition.

         SECTION 11.       MISCELLANEOUS.

         11.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

             To the ChoicePoint Entities:

             ChoicePoint Services Inc.
             1000 Alderman Drive
             Alpharetta, Georgia  30005
             Attention: J. Michael de Janes, Esq.
             Telephone: (770) 752-5745
             Telecopy:  (770) 752-5939
             with a copy to:

             King & Spalding
             191 Peachtree Street, N.E.
             Atlanta, Georgia  30303-1763
             Attention: Russell B. Richards, Esq.
             Telephone: (404) 572-4695
             Telecopy:  (404) 572-5100

             To LabOne:

             10101 Renner Boulevard
             Lenexa, Kansas 66219
             Attention:  W. Thomas Grant, II
             Telephone: (913) 888-1770
             Telecopy:  (913) 859-6804

             with a copy to:

             Reboul, MacMurray, Hewitt, Maynard & Kristol
             45 Rockefeller Plaza
             New York, New York
             Attention: Othon A. Prounis, Esq.
             Telephone: (212) 841-5785
             Telecopy:  (212) 841-5725


or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or refusal of delivery, if sent by personal delivery, registered, certified, or express mail, or courier delivery, or upon transmission by telecopy transmission, if immediately confirmed by telephone or electronic means.

         11.2 Attachments. All schedules, annexes and exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         11.3 Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective successors and permitted assigns. No party may assign this Agreement or its rights or obligations hereunder without, if any ChoicePoint Entity intends to assign, the consent of LabOne or, if LabOne intends to assign, the consent of the Parent. Any attempted assignment in violation of this Section
11.3 shall be null and void. Notwithstanding the foregoing, from and after the date hereof, any party may assign this Agreement to any purchaser of a majority of its capital stock (whether by merger or otherwise) or all or substantially all of its assets.

         11.4 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         11.5 Captions. The titles, captions, and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to sections are references to sections of this Agreement and all references to exhibits, annexes and schedules are references to exhibits, annexes and schedules to this Agreement.

         11.6     Knowledge.

                  (a) "To the knowledge of ChoicePoint" or any similar phrase contained in this Agreement shall mean to the actual knowledge, after reasonable investigation, of Douglas C. Curling, Michael S. Wood,
         J. Michael de Janes, Dan H. Rocco, Gilbert P. Bourk, Roger A. Lewis, James Musatto, Jeff McCauley, Betsy Sears or any executive officer or director of any of the Osborn Entities (the "ChoicePoint Executives").

                  (b) "To the knowledge of LabOne" or any similar phrase contained in this Agreement shall mean to the actual knowledge, after reasonable investigation, of any executive officer or director of LabOne.

         11.7 Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to Delaware choice of law rules. This Agreement, together with the Ancillary Agreements, constitute the entire agreement among the parties hereto and supersede all prior written and oral agreements between the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall remain in full force and effect after the date hereof. This Agreement may not be amended, modified, or supplemented except by written agreement of LabOne and the Parent and no provision hereof shall be deemed to have been waived by any party hereto unless such waiver is in writing and signed by the party against whom enforcement is sought. It is understood and agreed by the parties that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other Governmental Authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

         11.8 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

         11.9 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         11.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

         11.11 Injunctive Relief. Each of the parties hereby agrees that any remedy at law for any breach of any provision contained this Agreement shall be inadequate and that a party shall be entitled to seek injunctive relief, without proof of actual damages or the necessity of posting bond, in addition to any other remedy such party might have under this Agreement.

         11.12 Submission to Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, their subject matter, the performance by the parties of their respective obligations with respect to this Agreement and the Ancillary Agreements or the claimed breach thereof, whether brought at law or in equity and whether based in tort, contract or otherwise, or for recognition and enforcement of any judgment in respect thereof, shall be brought by any of such parties or any of their respective successors or permitted assigns in any federal or state court located in the County of New Castle, Delaware, and each of such parties hereby submits with regard to any such suit, action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such suit, action or proceeding (a) any claim that it is not personally subject to the jurisdiction of such courts for any reason other than the failure to lawfully serve process,
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) that the suit, action or proceeding in any such court is brought in an inconvenient forum, (d) that the venue of such suit, action or proceeding is improper, (e) that this Agreement or any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such courts or (f) any right to a trial by jury. Each of the parties hereto irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party's address for notices under this Agreement.



                        [SIGNATURES FOLLOW ON NEXT PAGE.]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.


                                CHOICEPOINT INC.


                                By:      /s/ J. Michael de Janes
                                   -------------------------------------------
                                   Name:  J. Michael de Janes
                                   Title: General Counsel and Secretary



                                CHOICEPOINT SERVICES INC.


                                By:      /s/ J. Michael de Janes
                                   -------------------------------------------
                                   Name:  J. Michael de Janes
                                   Title: General Counsel and Secretary



                                LABONE, INC.



                                By:      /s/ W. Thomas Grant II
                                   -------------------------------------------
                                   Name:  W. Thomas Grant II
                                   Title: President and CEO